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                             AGREEMENT AND PLAN OF MERGER

                                     BY AND AMONG

                                   VDI MULTIMEDIA,

                                VDI MULTIMEDIA, INC.,

                                         AND

                                   VMM MERGER CORP.


                            DATED AS OF DECEMBER 24, 1999


            ---------------------------------------------------------------

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                             AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of December 24, 1999, between VDI MultiMedia, a California corporation (the "Company"), VDI MultiMedia, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Company Sub"), and VMM Merger Corp., a Delaware corporation ("Merger Sub"); the Company and Company Sub sometimes being hereinafter collectively referred to as the "Reorganization Constituent Corporations" and Company Sub and Merger Sub sometimes being hereinafter collectively referred to as the "Acquisition Constituent Corporations."

                                       RECITALS

     WHEREAS, the Company desires that it merge with and into Company Sub, all upon the terms and subject to the conditions of this Agreement (the "Reorganization Merger");

     WHEREAS, Company Sub desires that, upon the completion of the Reorganization Merger, Merger Sub merge with and into Company Sub, all upon the terms and subject to the conditions of this Agreement (the "Acquisition Merger" and collectively with the Reorganization Merger, the "Mergers");

     WHEREAS, the Board of Directors of the Company has, in light of and subject to the terms and conditions set forth herein, (i) determined that (A) the Mergers are in the best interests of the Company and its shareholders and
(B) the consideration to be paid for each share of common stock in the Acquisition Merger is fair to the shareholders of the Company and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby (the "Transactions") and to recommend approval and adoption by the shareholders of the Company of this Agreement and the Transactions;

     WHEREAS, the Company and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Mergers;

     WHEREAS, those shareholders of the Company that are identified on
Schedule I hereto or as may be added thereto from time to time by Merger Sub prior to the Effective Time (as defined below), subject to the limitations set forth thereon (each a "Rollover Shareholder" and collectively, the "Rollover Shareholders"), shall have certain of their shares of common stock, no par value, of the Company (the "Common Stock") converted into shares of the capital stock of the Surviving Corporation (as defined below) in connection with the Mergers as more fully described herein;

     WHEREAS, concurrently with the execution of this Agreement, Bain Capital Fund VI, L.P. ("Bain") has entered into an agreement with Merger Sub for the benefit of the Company in which it has agreed to cause Merger Sub to perform its obligations at or prior to the Effective Time (as defined below) hereunder and, subject to the conditions set forth therein, to invest a


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specified amount in Merger Sub at or prior to the Effective Time (the "Bain
Commitment Letter"); and

     WHEREAS, concurrently with the execution of this Agreement, certain existing shareholders of the Company have entered into a shareholders agreement (the "Shareholders Agreement") pursuant to which such shareholders have agreed, among other things, to vote for the Reorganization Merger and to grant to Merger Sub a proxy with respect to the voting of their Subject Shares (as defined in the Shareholders Agreement) under the circumstances set forth in the Shareholders Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                      ARTICLE I

                              THE REORGANIZATION MERGER

     Section 1.1 THE REORGANIZATION MERGER. Subject to the terms and conditions of this Agreement and of the Agreement of Merger attached hereto as Exhibit A (the "Reorganization Agreement of Merger"), at the Reorganization Effective Time (as defined below), the Company shall be merged with and into Company Sub and the separate corporate existence of the Company shall thereupon cease. Company Sub shall be the surviving corporation in the Reorganization Merger (sometimes hereinafter referred to as the "Reorganization Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Company Sub with all its rights, privileges, immunities and franchises shall continue unaffected by the Reorganization Merger. The Reorganization Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

     Section 1.2 REORGANIZATION CLOSING. Subject to the conditions contained in this Agreement, the closing of the Reorganization Merger (the "Reorganization Closing") shall take place (i) at the offices of Kirkland & Ellis, New York, New York, as promptly as practicable but in no event later than the third business day after which the last to be fulfilled or waived of the conditions set forth in Article IX hereof shall be fulfilled or waived in accordance with this Agreement, at such time as the Company, Company Sub and Merger Sub may agree, or
(ii) at such other place and time and/or on such other date as the Company, Company Sub and Merger Sub may agree.

     Section 1.3 REORGANIZATION EFFECTIVE TIME. As soon as practicable following fulfillment or waiver of the conditions specified in Article IX hereof, and provided that this Agreement has not been terminated or abandoned pursuant to Article X hereof, the Company and Company Sub will cause the Reorganization Agreement of Merger to be executed and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, with an officer's certificate of each Reorganization Constituent Corporation attached,

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as provided in the DGCL and the California General Corporate Law (the
"CGCL"), as applicable. The Reorganization Merger shall become effective at the time of the filing of the Reorganization Agreement of Merger with the Secretary of State of the State of Delaware, and such time is hereinafter referred to as the "Reorganization Effective Time."

     Section 1.4 SUBSEQUENT ACTIONS. If, at any time after the Reorganization Effective Time, the Reorganization Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Reorganization Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Reorganization Constituent Corporations acquired or to be acquired by the Reorganization Surviving Corporation as a result of, or in connection with, the Reorganization Merger or otherwise to carry out this Agreement, the officers and directors of the Reorganization Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Reorganization Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Reorganization Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Reorganization Surviving Corporation or otherwise to carry out this Agreement.

     Section 1.5 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Reorganization Surviving Corporation shall be in the form set forth as Exhibit B hereto.

     Section 1.6 THE BYLAWS. The Bylaws of Company Sub in effect at the Reorganization Effective Time shall be the bylaws of the Reorganization Surviving Corporation.

     Section 1.7 OFFICERS AND DIRECTORS. The directors of the Company and the officers of the Company at the Reorganization Effective Time shall, from and after the Reorganization Effective Time, continue as the directors and officers, respectively, of the Reorganization Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Reorganization Surviving Corporation's Certificate of Incorporation and Bylaws.

     Section 1.8 EMPLOYEE BENEFIT PLANS. As of the Reorganization Effective Time, Company Sub shall assume all obligations of the Company under any and all Benefit Plans (as defined below) in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

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                                      ARTICLE II

                         CONVERSION OR CANCELLATION OF SHARES
                             IN THE REORGANIZATION MERGER

     Section 2.1 CONVERSION OR CANCELLATION OF SHARES. The manner of converting or canceling shares of the Company and Company Sub in the Reorganization Merger shall be as follows:

          (a) At the Reorganization Effective Time, each share of Common Stock (the "Shares") issued and outstanding immediately prior to the Reorganization Effective Time (other than Shares which are held by shareholders exercising appraisal rights pursuant to Chapter 13 of the CGCL, which shall have the right, if any, to receive payment from the Reorganization Surviving Corporation of the "fair market value" of such Shares as determined in accordance with Chapter 13 of the CGCL) shall, by virtue of the Reorganization Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock, $.01 par value per share, of Company Sub ("Company Sub Common Stock"). The shares of Company Sub Common Stock into which the outstanding shares of Common Stock shall have been converted pursuant to this Section 2.1(a) hereof shall be represented and evidenced by the same stock certificates that previously represented and evidenced such outstanding shares of Common Stock and the holders of the outstanding shares of Common Stock so converted shall, at the Reorganization Effective Time, become holders of record of the shares of Company Sub Common Stock issued in consideration therefor upon such conversion without any further action on the part of such holders.

          (b) At the Reorganization Effective Time, each share of Company Sub Common Stock issued and outstanding immediately prior to the Reorganization Effective Time shall, by virtue of the Reorganization Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and be retired without payment of any consideration therefor and cease to exist.

          (c) Notwithstanding anything in this Agreement to the contrary, any Shares held by a person (a "Dissenting Shareholder") who shall not have voted in favor of the Reorganization Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares (the "Dissenting Shares") in accordance with Chapter 13 of the CGCL shall not be converted as described in Section 2.1(a), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of California. If, after the Reorganization Effective Time, such Dissenting Shareholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the CGCL, its Shares shall be deemed to be converted as of the Reorganization Effective Time into the right to receive an equal number of shares of Company Sub Common Stock in accordance with Section 2.1(a). If appraisal rights with respect to the Reorganization Merger are available, the Company, the Reorganization Surviving Corporation or the Surviving Corporation shall provide to Dissenting Shareholders the notice and other

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materials required by Section 1301(a) of the CGCL.  The Company shall give
Merger Sub prompt notice of any demands for appraisal of Shares received by the Company. The Company shall not, without the prior written consent of Merger Sub, make any payment with respect to, or settle any such demands.

     Section 2.2 TRANSFER OF COMPANY SHARES AFTER THE REORGANIZATION EFFECTIVE TIME. No transfers of Shares shall be made on the stock transfer books of the Reorganization Surviving Corporation at or after the Reorganization Effective Time.

     Section 2.3 TREATMENT OF OPTIONS. Upon and as of the Reorganization Effective Time in connection with the Reorganization Merger, to the fullest extent permitted by applicable Law, Company Sub shall assume all of the Company's obligations with respect to any then-outstanding Options (as defined below) that theretofore shall not have expired or been duly exercised by the holders thereof and the due exercise of rights under any such Options shall entitle the holders thereof to acquire, immediately following the Reorganization Merger, upon the same terms and conditions that were applicable under such Options immediately prior to the Reorganization Merger, a number of shares of Company Sub Common Stock identical to the class and number of shares of Common Stock that were subject to the Options immediately prior to the Reorganization Merger. The Company and Company Sub agree to take all corporate and other action as shall be necessary to effectuate the foregoing.

                                     ARTICLE III

                                THE ACQUISITION MERGER

     Section 3.1 THE ACQUISITION MERGER. Subject to the terms and conditions of this Agreement and of the Agreement of Merger attached hereto as Exhibit C (the "Acquisition Agreement of Merger"), at the Acquisition Effective Time (as defined below), Merger Sub shall be merged with and into Company Sub in a transaction intended to qualify as a recapitalization for financial accounting purposes and the separate corporate existence of Merger Sub shall thereupon cease. Company Sub shall be the surviving corporation in the Acquisition Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Company Sub with all its rights, privileges, immunities and franchises shall continue unaffected by the Acquisition Merger. The Acquisition Merger shall have the effects specified in the DGCL.

     Section 3.2 ACQUISITION CLOSING. Subject to the conditions contained in this Agreement, the closing of the Acquisition Merger (the "Acquisition Closing" and collectively with the Reorganization Closing, the "Closing") shall take place (i) at the offices of Kirkland & Ellis, New York, New York, as promptly as practicable but in no event later than the third business day after which the last to be fulfilled or waived of the conditions set forth in Article IX hereof shall be fulfilled or waived in accordance with this Agreement, at such time as the

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Company, Company Sub and Merger Sub may agree, or (ii) at such other place and time and/or on such other date as the Company, Company Sub and Merger Sub may agree.

     Section 3.3 ACQUISITION EFFECTIVE TIME. As soon as practicable following fulfillment or waiver of the conditions specified in Article IX hereof, and provided that this Agreement has not been terminated or abandoned pursuant to Article X hereof and as soon as practicable following the Reorganization Effective Time, Company Sub and Merger Sub will cause the Acquisition Agreement of Merger to be executed and filed with the Secretary of State of the State of Delaware, with an officer's certificate of each Acquisition Constituent Corporation attached, as provided in the DGCL. The Acquisition Merger shall become effective at the time of such filing, and such time is hereinafter referred to as the "Acquisition Effective Time" and, collectively with the Reorganization Effective Time, the "Effective Time."

     Section 3.4 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Acquisition Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Acquisition Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Acquisition Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Acquisition Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 3.5 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be in the form set forth as Exhibit D hereto.

     Section 3.6 THE BYLAWS. Subject to Section 8.6(a), the Bylaws of Merger Sub in effect at the Acquisition Effective Time shall be the bylaws of the Surviving Corporation.

     Section 3.7 OFFICERS AND DIRECTORS. The directors of Merger Sub and the officers of Company Sub at the Acquisition Effective Time shall, from and after the Acquisition Effective Time, continue as the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

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                                      ARTICLE IV

            CONVERSION OR CANCELLATION OF SHARES IN THE ACQUISITION MERGER

     Section 4.1 CONVERSION OR CANCELLATION OF SHARES. The manner of converting or canceling shares of Company Sub and Merger Sub in the Acquisition Merger shall be as follows:

          (a) At the Acquisition Effective Time, each share of Company Sub Common Stock (the "Company Sub Shares") issued and outstanding immediately prior to the Acquisition Effective Time (other than Company Sub Shares owned by Merger Sub or any other subsidiary or person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with (an "affiliate") the Merger Sub (collectively, the "Merger Sub Companies") or the Rollover Shareholders (the "Rollover Shares")) shall, by virtue of the Acquisition Merger and without any action on the part of the holder thereof, be converted into the right to receive the sum of $15.00 in cash (the "Merger Consideration"). All such Company Sub Shares, by virtue of the Acquisition Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Company Sub Shares shall thereafter cease to have any rights with respect to such Company Sub Shares, except the right to receive the Merger Consideration for such Company Sub Shares upon the surrender of such certificate in accordance with
Section 4.2.

          (b) At the Acquisition Effective Time, each Company Sub Share issued and outstanding at the Acquisition Effective Time and owned by any of the Merger Sub Companies, and each Company Sub Share issued and held in Company Sub's treasury at the Acquisition Effective Time, shall, by virtue of the Acquisition Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and be retired without payment of any consideration therefor and cease to exist.

          (c)  At the Acquisition Effective Time, (i) each Rollover Share and
(ii) each share of common equity of Merger Sub issued and outstanding immediately prior to the Acquisition Effective Time shall be converted into and become the number of shares of Class A Common Stock, par value $.01 per share, of the Surviving Corporation ("Class A Common") and Class L Common Stock, par value $.01 per share, of the Surviving Corporation ("Class L Common") as are set forth on a schedule to be attached hereto (the "Conversion Schedule") and provided to the Company by Merger Sub prior to the Effective Time.

     Section 4.2 PAYMENT FOR COMPANY SUB SHARES AND STOCK OPTIONS IN THE ACQUISITION MERGER. The manner of making payment for Company Sub Shares and outstanding options to purchase Company Sub Shares in the Acquisition Merger shall be as follows:

          (a) At or prior to the Acquisition Effective Time, Merger Sub shall deposit in trust for the benefit of the holders of Company Sub Shares and options to purchase Company Sub Shares, as the case may be, with a bank or trust company designated by Merger Sub and

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approved by Company Sub (the "Paying Agent"), (i) cash in an aggregate amount equal to the sum of (A) the product of (1) the number of Company Sub Shares issued and outstanding at the Acquisition Effective Time (other than Company Sub Shares owned by the Merger Sub Companies) and (2) the Merger
Consideration and (B) the amount necessary for the payment in full of the Option Consideration (as defined in Section 8.8) (such aggregate amount being hereinafter referred to as the "Payment Fund") and (ii) shares of Class A Common and Class L Common to which holders of Rollover Shares shall be entitled to at the Acquisition Effective Time pursuant to Section 4.1(c) above (the "Exchange Fund"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in Sections 4.1 and 8.8 of this Agreement out of the Payment Fund and exchange the Rollover Shares for securities held in the Exchange Fund as provided in Section 4.1(c) out of the Exchange Fund. Neither the Payment Fund nor the Exchange Fund shall be used for any other purpose except as provided in this Agreement.

          (b) Promptly after the Acquisition Effective Time, the Paying Agent shall mail to each record holder (other than the Merger Sub Companies), as of the Acquisition Effective Time, of an outstanding certificate or certificates which, immediately prior to the Acquisition Effective Time, represented Company Sub Shares (the "Certificates") a form letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor either (i) cash in an amount equal to the product of (A) the number of Company Sub Shares represented by such Certificate and (B) the Merger Consideration in the case of Company Sub Shares (other than Rollover Shares), and (ii) the number of shares of Class A Common and Class L Common set forth on the Conversion Schedule in the case of Rollover Shares, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it may be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered of the Merger Consideration or Class A Common or Class L Common, or that such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 4.2, each Certificate (other than Certificates representing Company Sub Shares owned by the Merger Sub Companies) shall represent, for all purposes, only the right to receive either (i) in the case of Certificates representing Company Sub Shares (other than Rollover Shares), an amount in cash equal to the Merger Consideration multiplied by the number of Company Sub Shares evidenced by such Certificate or (ii) in the case of Certificates representing Rollover Shares, shares of Class A Common and Class L Common set forth on the Conversion Schedule multiplied by the number of Rollover Shares evidenced by such Certificate, without any interest or dividends thereon.

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          (c)  Any portion of the Payment Fund or Exchange Fund which remains unclaimed by the shareholders of the Company for one year after the Acquisition Effective Time shall be repaid to the Surviving Corporation, upon demand, and any stockholders of Company Sub who have not theretofore complied with
Section 4.2(b) shall thereafter look only to the Surviving Corporation, for payment of their claim for the Merger Consideration for Company Sub Shares, without any interest or dividends thereon. The Paying Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation in securities issued or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000 and the Surviving Corporation shall receive the interest earned thereon.

     Section 4.3 TRANSFER OF COMPANY SUB SHARES AFTER THE ACQUISITION EFFECTIVE TIME. No transfers of Company Sub Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Acquisition Effective Time.

     Section 4.4 NO LIABILITY. None of Merger Sub, the Company, Company Sub or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Acquisition Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article IV would otherwise escheat to or become the property of any governmental entity), the cash payment in respect of such Certificate shall, unless otherwise provided by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     Section 4.5 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or the Class A Common or Class L Common, as applicable, deliverable in respect thereof pursuant to this Agreement.

                                      ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Disclosure Schedule delivered by the Company to Merger Sub concurrently with the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Merger Sub that:

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     Section 5.1    ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.  The Company
and each Company Subsidiary (as hereinafter defined) is a corporation or limited liability company, as the case may be, duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted except where the failure to be in good standing or to have such governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failure to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions. The term "Company Material Adverse Effect" means, for all purposes of this Agreement, any effect, circumstance or change in the business of the Company and the Company Subsidiaries that is or is reasonably likely to be materially adverse to the business, operations, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, provided that none of the following shall constitute a Company Material Adverse Effect: (i) a change in market price or trading volume of the Common Stock in and of itself, shall not be a Company Material Adverse Effect; provided that a change in market price or trading volume of the Common Stock may be used, as applicable, as evidence that some other effect, circumstance or change has had or is reasonably likely to have, a Company Material Adverse Effect, (ii) occurrences due to a disruption of the Company's or its subsidiaries' businesses as a result of the announcement of the execution of this Agreement or changes caused by the taking of any action required by this Agreement or (iii) general changes in economic conditions or any changes affecting the post-production media service industry in which the Company and its subsidiaries operate which do not have a materially disproportionate effect on the Company and its subsidiaries taken as a whole. For purposes of this Agreement, the term "Company Subsidiary" shall mean a subsidiary of the Company that is identified as such in Section 5.1 of the Company Disclosure Schedule. Section 5.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all subsidiaries of the Company. Except as set forth in Section 5.1 of the Company Disclosure Schedule, the Company owns directly or indirectly all of the issued and outstanding shares of capital stock of the Company Subsidiaries. Other than as set forth in Section
5.1 of the Company Disclosure Schedule, as of the date of this Agreement the Company has no other equity interest or profit participation in any other entity.

     Section 5.2 CHARTER DOCUMENTS AND BYLAWS. The Company has heretofore furnished to Merger Sub a complete and correct copy of the Restated Articles of Incorporation and the Bylaws of the Company and the Amended and Restated Certificate of Incorporation and Bylaws of Company Sub. The Restated Articles of Incorporation and Bylaws of the Company and the Amended and Restated Certificate of Incorporation and Bylaws of Company Sub are each in full force and effect. The Company is not in violation of any of the provisions of its Restated


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Articles of Incorporation or Bylaws.  Company Sub is not in violation of any of the provisions of its Amended and Restated Certificate of Incorporation or Bylaws.

     Section 5.3    CAPITALIZATION.

          (a)  The authorized capital stock of the Company consists of
(i) 50,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock, no par value. As of December 22, 1999, (i) 9,208,697 shares of Common Stock were issued and outstanding, all of which are validly issued, fully paid, nonassessable and free of preemptive rights and (ii) no shares of preferred stock were issued and outstanding. Except as otherwise permitted or expressly contemplated by this Agreement and except for options granted pursuant to the Company's 1996 Stock Incentive Plan or certain non-Plan arrangements described in Section 5.3 of the Company Disclosure Schedule (collectively, the "Option Plans") collectively covering an aggregate of 1,489,508 shares of Common Stock (the "Options"), there are not now, nor will there be at the Effective Time, any options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Section 5.3 of the Company Disclosure Schedule sets forth the name of each holder of an Option, together with the grant date, vesting schedule, exercise price and number of shares of Common Stock subject to each such Option. All shares of Common Stock subject to such Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated hereby, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.

          (b) Other than as set forth on Section 5.3 of the Company Disclosure Schedule and the Shareholders Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party relating to voting or disposition of any shares of capital stock of the Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company. All of the outstanding shares of capital stock of each of the Company Subsidiaries have been validly issued and are fully paid, non-assessable and free of any preemptive rights and, except as set forth in Section 5.1 of the Company Disclosure Schedule, are owned by the Company free and clear of all liens, charges, claims or encumbrances. All of the issued and outstanding shares of capital stock of Company Sub are shares of voting capital stock.

          (c) As of the Effective Time, there will be no rights, interests, or claims whatsoever (whether known, unknown, contingent or otherwise) under any contract, arrangement, understanding or otherwise to acquire any equity securities of the Company or any Company Subsidiary, or any options, warrants, calls, subscriptions or any other rights, agreements, arrangements or commitments of any character relating to, or securities exercisable for or convertible into, the issued or unissued capital stock of the Company or any Company

Subsidiary or to issue or sell any shares of capital stock, or other equity interest in, the Company or any Company Subsidiary in each case in connection with or as a result of the Company's acquisition of that business described on Section 5.3(c) of the Company Disclosure Schedule. The information set forth in Section 5.3(c) of the Company Disclosure Schedule is true and correct.

     Section 5.4    AUTHORITY RELATIVE TO THIS AGREEMENT.

          (a) The Company and Company Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and Company Sub and the consummation by the Company and Company Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company or the Company Sub (including on the part of the shareholders of the Company or the stockholders of Company Sub) are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Reorganization Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Common Stock, and, with respect to the Mergers, the filing and recordation of appropriate documents for the Mergers as required by the CGCL and DGCL, as applicable). This Agreement has been duly and validly executed and delivered by the Company and Company Sub and, assuming the due authorization, execution and delivery by Merger Sub, constitutes a legal, valid and binding obligation of the Company and Company Sub, enforceable against each in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

          (b) The Board of Directors of the Company has (i) approved and adopted this Agreement and the Transactions, (ii) determined that the Mergers are in the best interests of the Company and its shareholders and that the terms of this Agreement are fair to the Company and its shareholders and (iii) subject to the provisions of Section 8.1(a) hereof, determined and agreed to recommend that the shareholders of the Company approve and adopt this Agreement. The Board of Directors of Company Sub has approved and adopted this Agreement and the Transactions.

          (c) The Company in its capacity as the sole stockholder of Company Sub has approved this Agreement and the Mergers in accordance with the DGCL, the Company Sub's Certificate of Incorporation and Bylaws.

     Section 5.5    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) The execution and delivery of this Agreement by the Company and Company Sub do not, and the performance of this Agreement by the Company and Company Sub and the consummation of the Transactions will not (i) conflict with or violate the Restated Articles of Incorporation or Bylaws of the Company or conflict with or violate the Articles of

Incorporation or bylaws or equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order ("Law") applicable to the Company or any Company Subsidiary or by which any asset of the Company or any Company Subsidiary is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a lien, claim, security interest or other charge, title imperfection or encumbrance (collectively, "Liens") on any asset of the Company or any Company Subsidiary pursuant to, any contract, note, bond, mortgage, indenture, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any asset of the Company or any Company Subsidiary is bound or affected, except, with respect to (x) clause (iii), under the Business Loan Agreement (Revolving Credit) and Term Loan Agreement between the Company and Union Bank (or any amendment, extension, refinance, renewal or replacement thereof permitted by this Agreement) and the other agreements listed in Section 5.5 of the Company Disclosure Schedule, and (y) clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

          (b) The execution and delivery of this Agreement by the Company and Company Sub do not, and the performance of this Agreement by the Company and Company Sub and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind ("Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the National Association of Securities Dealers, Inc. Automated Quotation/National Market System ("NASDAQ/NMS"), California and any other applicable takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate documents for the Mergers as required by the CGCL and DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions or would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 5.6    SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Since January 1, 1998, the Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC"), including, without limitation, (A) all Annual Reports on Form 10-K,

(B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of shareholders (whether annual or special), (D) all Reports on Form 8-K, (E) all other reports or registration statements and (F) all amendments and supplements to all such reports and registration statements (collectively, the "SEC Reports"). The SEC Reports, as well as all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and will be prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports and (ii) did not and will not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were and will be made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. To the knowledge of the Company as of the date hereof, there is no material unresolved violation of the Exchange Act or the published rules and regulations of the SEC asserted by the SEC in writing with respect to the SEC Reports.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports has been prepared in all material respects in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be set forth in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

          (c)  Except as set forth in any SEC Report and except as disclosed in
Section 5.6 of the Company Disclosure Schedule, at the date of the most recent audited financial statements of the Company included in the SEC Reports, neither the Company nor any of the Company Subsidiaries had, and since such date neither the Company nor any of the Company Subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would be required to be disclosed in a balance sheet (or the footnotes thereto) of the Company prepared in accordance with generally accepted accounting principles except liabilities incurred in the ordinary and usual course of business and consistent with past practice, liabilities incurred in connection with the Transactions, and liabilities that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (d) Except in each case as set forth in the SEC Reports or as set forth in Section 5.6(d) of the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries is indebted to any director or officer of the Company or any of the Company Subsidiaries (except for amounts due as normal salaries and bonuses, in reimbursement of ordinary business expenses and directors' fees) and no such person is indebted to the Company or any of the Company Subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC.

          (e) None of the information supplied, or to be supplied, by the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3, if any, at the respective times that the Proxy Statement or the Schedule 13E-3, if any, or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. From December 31, 1998 to the date hereof, except as contemplated or permitted by this Agreement or as disclosed in any SEC Report filed since December 31, 1998 and prior to the execution and delivery of this Agreement or in the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been (other than as described in Section 5.7 of the Company Disclosure Schedule) (a) any material change by the Company in its accounting methods, principles or practices except as required by generally accepted accounting principles and disclosed in any SEC Report filed since December 31, 1998,
(b) any material revaluation by the Company of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice after the date of the most recent SEC Report filed prior to the date hereof, (c) any entry by the Company or any Company Subsidiary into any commitment or transaction material to the Company and the Company Subsidiaries taken as a whole, except in the ordinary course of business and consistent with past practice, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any shares of the Company's capital stock or any redemption, purchase or other acquisition of any of the Company's securities, (e) any material increase in the benefits under, or the establishment, material amendment or termination of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or other employee benefit plan covering employees of the Company or any Company Subsidiary, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any directors or officers of the Company or any Company Subsidiary or any other employee earning noncontingent cash compensation in excess of $100,000 per year,
(f) any entry by the Company or any Company Subsidiary into any employment, consulting, severance, termination or indemnification agreement with any director or officer of the Company or any Company Subsidiary or entry into any such agreement with any other person for a noncontingent cash amount in excess of $100,000 per year or outside the ordinary course of business, (g) any issuance by the Company or any Company Subsidiary of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any shares of Common Stock pursuant to the exercise of any stock options and the issuance of any capital stock expressly contemplated by this Agreement, (h) any agreement by the Company or any Company Subsidiary to take any of the actions described in this Section 5.7 except as expressly contemplated by this Agreement, or (i) any event, change or circumstance that has or is reasonably likely to have a Company Material Adverse Effect. Item (i) set forth above shall, as of the Effective Time, also apply to the period beginning on the date hereof and ending immediately prior to the Effective
Time.

     Section 5.8    INTELLECTUAL PROPERTY.

          (a) Except as set forth in Section 5.8(a) of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries own and possess free and clear of any Liens, or have the valid and enforceable right to use, the licenses, patents, copyrights, know-how (including trade secrets and other proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, domain names, inventions, software, data, databases, specifications, designs, performing rights and literary, dramatic, musical or artistic rights (collectively, "Intellectual Property") presently employed by them in connection with the operation of the businesses now operated by them.
Section 5.8(a) of the Company Disclosure Schedule sets forth a complete list in all material respects of all: (i) patented and registered Intellectual Property, and pending patent applications or applications for registration of Intellectual Property, owned or filed by the Company or any Company Subsidiary, (ii) all trade names and material unregistered trademarks, service marks and copyrights owned or used by the Company or any Company Subsidiary, and (iii) all licenses of Intellectual Property to which the Company or any of the Company Subsidiaries is a party (other than licenses of mass-marketed software acquired or licensed for a license fee of less than $200,000 per annum). Neither the Company nor any of the Company Subsidiaries has received any notice of infringement or misappropriation of or conflict with asserted Intellectual Property rights of others. To the knowledge of the Company, the use of such Intellectual Property in connection with the business and operations of the Company and the Company Subsidiaries does not infringe, in any material respects, on the rights of any person or entity. To the knowledge of the Company, no material claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any Company Subsidiary, is currently outstanding or is threatened. The Company has not received any notices of, and the Company has no knowledge of any facts which indicate a reasonable likelihood of, any material infringement or misappropriation by any third party with respect to the Intellectual Property of the Company or any Company Subsidiary. All of the Intellectual Property owned or used by the Company or any Company Subsidiary as of the date hereof will be owned or leased, subject to any modification of a license agreement agreed upon by the Company in the ordinary course of business, by the Company or such Company Subsidiary on identical terms and conditions immediately subsequent to the Closing except for such changes which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has taken all reasonable and necessary actions to maintain and protect its Intellectual Property except for those actions, which the failure to take, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (b) To the knowledge of the Company, all computer, network and other data, video and audio processing hardware, software, systems and technology (including communication hardware and software), and all computer controlled facility components (defined as software driven technology and embedded microchip technology, including programmable thermostats, HVAC controllers, utility monitoring and control systems, fire detection and suppression systems, alarms, security systems and any other facilities control systems utilizing microcomputer or programmable logic controllers) (the foregoing being collectively referred to as "Computer Systems") owned or used by the Company or the Company Subsidiaries are as of the date hereof "Year 2000 Compliant" except where the failure to be so compliant would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has suffered or reasonably expects that it will at any time hereafter suffer any material interruption of, or interference with, its business operations or activities by reason of the failure of any Computer Systems owned or used by any of them or any of their suppliers or customers to be Year 2000 Complaint except where such interruption or interference would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Year 2000 Compliant" shall mean, with respect to any Computer Systems owned or used by any person or entity, that such Computer Systems, without modification, implementation or enhancement, (i) will correctly, without error or interruption, store, represent and process (including sort) all dates and related logic (including single and multi-century formulas and leap year calculations), such that errors will not occur when the date being used is in the Year 2000, or in a year preceding or following the Year 2000; and (ii) will operate and will not cause or result in an abnormal termination or ending or other loss of functionality due to the change in century.

     Section 5.9    MATERIAL CONTRACTS.

          (a) Except as disclosed in Section 5.9(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is, nor, to the Company's knowledge, is any other party, in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contracts (as hereinafter defined) to which it is a party, except for such defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect; and, to the knowledge of the Company, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default other than such events which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the Material Contract described in Item 5 under "Material Contracts" in
Section 5.9(b) of the Company Disclosure Schedule is valid, binding and enforceable against the parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

          (b) Section 5.9(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of (i) all credit agreements, indentures, and other agreements related to any indebtedness for borrowed money in excess of $500,000 of the Company or any Company Subsidiaries, (ii) all joint venture or other similar agreements to which the Company or any Company Subsidiaries are a party,
(iii) all lease agreements to which the Company or any Company Subsidiaries are party with annual lease payments in excess of $250,000, (iv) contracts under which the Company or any Company Subsidiary has advanced or loaned any other person or entity any material amounts, (v) guaranties of any obligations in excess of $500,000 (other than a guarantee by the Company of a Company Subsidiary's debts or a guarantee by a Company Subsidiary of the Company's debts or another Company Subsidiary's debts), (vi) contracts or groups of related contracts with the same party or group of parties the performance of which involves annual consideration in excess of $500,000 which are not cancellable by the Company on 30-days-or-less notice without premium or penalty, (vii) warranty agreements with respect to the Company's or the Company Subsidiaries' services rendered or products sold or leased, other than pursuant to the Company's standard warranty, a true and complete copy of which has heretofore been provided or made available to Merger Sub,
(viii) agreements under which the Company has granted any person or entity registration rights (including, without limitation, demand and piggy-back registration rights), and (ix) all other contracts and agreements which are material (as hereinafter defined) to the Company and the Company Subsidiaries taken as a whole (collectively, the "Material Contracts"). The Company has made available to Merger Sub a correct and complete copy of each agreement listed in Section 5.9(b) of the Company Disclosure Schedule. For purposes of this Section 5.9(b), except as otherwise expressly set forth in this Section 5.9(b), an agreement shall be deemed "material" if the Company reasonably expects that the Company or any Company Subsidiary would, pursuant to the terms thereof, (x) recognize during the current fiscal year of the Company net revenues after the payment of third party shares in excess of $500,000 or
(y) incur during the current fiscal year of the Company liabilities or obligations in excess of $500,000.

          (c) Except as set forth in Section 5.5 of the Company Disclosure Schedule, no Material Contract will, by its terms, terminate as a result of the Transactions or require any consent from any party thereto in order to remain in full force and effect immediately after the Effective Time, except for any Material Contracts which, if terminated, would not have a Company Material Adverse Effect.

          (d) Except as set forth in Section 5.9(d) of the Company Disclosure Schedule, the Company has not granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or, except in the ordinary course of business, entered into any non-competition agreement or similar agreement restricting its ability to engage in any business.

          (e) Section 5.9(e) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all agreements of the Company with any shareholder who, to the Company's knowledge, beneficially owns 5% or more of the outstanding Common Stock (a "5% Shareholder") or any executive officer or director of the Company (other than pursuant to the Shareholders Agreement).
Section 5.9(e) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all agreements, arrangements or understandings, to the knowledge of the Company, between a 5% Shareholder and any officer, director or employee of the Company related in any manner to the Company, its business, the Transactions or the Merger Consideration. Except as set forth in
Section 5.9(e) of the Company Disclosure Schedule, no officer or director of the Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company or any of the Company Subsidiaries which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

     Section 5.10   ENVIRONMENTAL MATTERS.  Except as set forth in Section
5.10 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has violated in any material respects any environmental, safety or similar law or regulation applicable to its business or property relating to the protection of human health and safety, the environment or hazardous or toxic substances or waste, pollutants or contaminants ("Environmental Laws"), lacks any material permits, licenses or other approvals required of them under applicable Environmental Laws or is violating in any material respects any term or condition of any such permit, license or approval. Except as set forth in Section 5.10 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received any written notice or report regarding any violation of, in any material respect, or any material or potentially material liability under, any Environmental Laws, with respect to their operations, properties or facilities. The Company and the Company Subsidiaries have made available to Merger Sub all material environmental audits, reports and other material environmental documents relating to their properties, facilities or operations which are in their possession or reasonable control. Neither the Company, nor any of the Company Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, handled, or released any substance, or owned or operated its business or any property or facility (and no such property or facility is, to the knowledge of the Company, currently contaminated by any such substance) in a manner that has given or would reasonably be expected to give rise to any Company Material Adverse Effect.

     Section 5.11   BENEFIT PLANS.

          (a) Except as disclosed in the SEC Reports or in Section 5.11 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, there exist no employment, consulting, severance or termination agreements, arrangements or understandings between the Company or any of the Company Subsidiaries and any individual current or former employee, officer or director of the Company or any of the Company Subsidiaries with respect to which the annual cash, noncontingent payments thereunder exceed $100,000.

          (b) Section 5.11 of the Company Disclosure Schedule contains a list of all (i) "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), including any such Pension Plans that are "multiemployer plans" (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the "Multiemployer Pension Plans"),

(ii) "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other benefit plans and (iii) other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice maintained, or contributed to, by the Company or any of the Company Subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of the Company Subsidiaries (collectively, the "Benefit Plans"). The Company has delivered or made available to Merger Sub correct and complete copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan.

          (c) Except as disclosed in the Company Disclosure Schedule, all Pension Plans intended to be qualified plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pensions Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"), and no such determination letter has been revoked. To the knowledge of the Company as of the date hereof, there is no reasonable basis for the revocation of any such determination letter.

          (d) None of the Benefit Plans is, and none of the Company or any of the Company Subsidiaries has ever maintained or had an obligation to contribute to (i) a "single employer plan" (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a "multiple employer plan" (as such term is defined in ERISA), or (iii) a funded welfare benefit plan (as such term is defined in Section 419 of the Code).
There are no unpaid contributions due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable law. None of the Company or any of the Company Subsidiaries has incurred any liability or taken any action, and the Company does not have any knowledge of, any action or event that could reasonably be expected to cause any one of them to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" (as such term is defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, or (iii) on account of unpaid contributions to any Multiemployer Pension Plan, which, in the case of clauses (i), (ii) or (iii), would result in a Company Material Adverse Effect.

          (e) None of the Company nor any of the Company Subsidiaries has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any of the Company Subsidiaries to
(x) any material tax or penalty on prohibited transactions imposed by Section 4975 or (y) any liability under Section 502(i) or Section 502(l) of ERISA except in each case as to (y) as would not, individually or in the aggregate, result in a Company Material

Adverse Effect. As of the date of this Agreement, except as disclosed in the Company Disclosure Schedule, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body, and (ii) there is no action, suit or claim pending, other than routine claims for benefits.

          (f) Except as disclosed in the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries has any obligation to provide any material health benefits or other non-pension benefits to retired or other former employees, except as specifically required by Part 6 of Title I of ERISA ("COBRA").

     Section 5.12 TAX MATTERS. Except as set forth in Section 5.12 of the Company Disclosure Schedule:

          (a) Except where the failure to do so has not had, and would not reasonably be expected to have, a Material Adverse Effect: (i) the Company and each of the Company Subsidiaries has filed all federal income Tax Returns and all other material Tax Returns required to be filed by it prior to the date hereof, and each such Tax Return has been prepared in compliance in all material respects with all applicable laws and regulations and is true and correct in all material respects; (ii) the Company and each of the Company Subsidiaries has paid (or the Company has paid on the Company Subsidiaries' behalf) all Taxes shown as due on such returns and all other material Taxes due and payable prior to the date hereof except such Taxes as are currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company's financial statements in accordance with generally accepted accounting principles, and the most recent financial statements contained in the SEC Reports reflect an adequate reserve for all material Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements; and (iii) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes subsequent to the date of such most recent financial statement other than in the ordinary course of such Company's or Company Subsidiary's business.

          (b) Except as set forth in the Company Disclosure Schedule: (i) no material Tax Return of the Company or any of the Company Subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company or any of the Company Subsidiaries; (ii) each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company's financial statements in accordance with generally accepted accounting principles; (iii) there are no material liens for Taxes upon the assets of the Company or any Company Subsidiary except liens relating to current Taxes not yet due and payable; (iv) except for amounts which are not material, all Taxes which the Company or any Company Subsidiary are required by law to withhold or to collect for payment have been duly withheld and collected; (v) none of the Company or the Company Subsidiaries has consented to extend the time, in which any material Tax may be assessed or collected by any taxing authority; and (vi) to the knowledge of the Company, no written claim has been made by any taxing authority in a jurisdiction where the Company and the Company Subsidiaries do not file Tax Returns that the Company or Company Subsidiary is or may be subject to taxation in that jurisdiction, other than such claims which would not reasonably be expected to have a Company Material Adverse Effect.

          (c) Except as previously disclosed to Merger Sub, there is no contract or arrangement, plan or agreement by or with the Company or any Company Subsidiary covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or a Company Subsidiary that would not be deductible by the Company or such Company Subsidiary by reason of
Section 280G of the Code.

          (d) Each of the Company and the Company Subsidiaries has made available to Merger Sub true, correct and complete copies of all federal income Tax Returns, and all other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or the Company Subsidiaries that have been filed by any of the Company or the Company Subsidiaries for the taxable years ending December 31, 1996, 1997 and 1998.

          (e) None of the Company or the Company Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) is a party to or bound by any Tax allocation or Tax sharing agreement with any person or entity other than the Company and the Company Subsidiaries, (C) has any liability for the Taxes of any Person (other than any of the Company or the Company Subsidiaries) under Treas. Reg. Section 1. 1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise or (D) has any material liability for the Taxes of any Person other than the Company, one of the Company Subsidiaries or in connection with the acquisition, directly or indirectly, of any Person acquired by the Company or any Company Subsidiary.

          (f) As used in this Section 5.12, the terms (i) "Tax" (and, with correlative meaning, "Taxes") means: (A) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (B) any liability of the Company or any Company Subsidiary for the payment of amounts with respect to payments of a type described in clause (A) as a result of any obligation of the Company or any Company Subsidiary under any tax sharing agreement or tax indemnity agreement; and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax.

     Section 5.13 LITIGATION. Except as set forth in Section 5.13 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending, or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions (it being understood that the mere filing, or mere existence, by or on behalf of shareholders of the Company, of litigation that challenges or otherwise seeks damages with respect to the Transactions shall not in and of itself be deemed to have such effect). Neither the Company nor any of the Company Subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

     Section 5.14 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Morgan Stanley & Co. Incorporated on or prior to the date of this Agreement to the effect that the Merger Consideration to be received in the Acquisition Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view and the Company has delivered a copy of such opinion to Merger Sub.

     Section 5.15 BROKERS. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, the Company or any Company Subsidiary. Prior to the execution hereof, the Company has made available to Merger Sub a complete and correct copy of all agreements between the Company and Morgan Stanley & Co. Incorporated pursuant to which such firm would be entitled to any payment relating to the Transactions.

     Section 5.16 PROPERTIES AND ASSETS. The Company and the Company Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 1999 or acquired thereafter, free and clear of any Liens, except (i) as set forth in the SEC Reports or Section 5.16 of the Company Disclosure Schedule, (ii) for Liens for taxes not yet due and payable and for which adequate reserves, as applicable, have been established in the Company's financial statements in accordance with generally accepted accounting principles, (iii) Liens which do not, individually or in the aggregate, materially interfere with or materially impair the conduct of the business of the Company or any Company Subsidiary and (iv) for Liens which would not reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary owns any real property. The real property listed in Section 5.16 of the Company Disclosure Schedule constitutes all of the real property used or occupied by the Company or any Company Subsidiary as of the date hereof. The Company's and each Company Subsidiary's material buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of their respective business except where the failure to be in good operating condition and fit for use would not be reasonably expected to have a Company Material Adverse Effect.

     Section 5.17   COMPLIANCE WITH LAWS IN GENERAL.  Except as set forth in
Section 5.17 of the Company Disclosure Schedule, (i) the Company has not received any notices of, nor to its knowledge have there been any, violations of any federal, state and local laws, regulations and ordinances relating to its business and operations that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect and (ii) the Company and the Company Subsidiaries possess all permits, licenses, certifications, and other governmental or regulatory authorizations and approvals necessary to enable the Company and the Company Subsidiaries to carry on their businesses as presently conducted, except for such failure to possess such permits, licenses, certifications and other governmental authorizations and approvals which would not be reasonably expected to have a Company Material Adverse Effect. To the knowledge of the Company, all such permits, licenses, certifications and regulatory authorizations and approvals are in full force and effect and there exists no material default thereunder.

     Section 5.18 LABOR MATTERS. Except as set forth in Section 5.18 of the Company Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries,
(ii) neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association in each case applicable to employees of the Company or any of the Company Subsidiaries, (iii) none of the employees of the Company or any of the Company Subsidiaries is represented by any labor organization and, to the knowledge of the Company, there are not any union organizing activities with respect to the Company or the Company Subsidiaries and (iv) neither the Company nor any of the Company Subsidiaries has received any notice that it is not in compliance, in all material respects, with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, equal opportunity and occupational safety and health, except in each case where the foregoing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the knowledge of the Company as of the date hereof, no executive officer or other key employee of the Company or any Company Subsidiary is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present and proposed business activities of the Company and the Company Subsidiaries, except agreements between the Company or a Company Subsidiary and its present and former officers or employees.

     Section 5.19 INSURANCE. Except as set forth in Section 5.19 of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and the Company Subsidiaries. All premiums due and payable under all such policies and bonds have been paid and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. As of the date hereof, neither the Company nor any of the Company Subsidiaries maintains any material self-insurance or co-insurance programs. As of the date hereof, neither the Company nor any of the Company Subsidiaries has any disputed claim or claims aggregating $500,000 or more with any insurance provider relating to any claim for insurance coverage under any policy of insurance maintained by the Company or any Company Subsidiary.

     Section 5.20 CUSTOMERS AND SUPPLIERS. Section 5.20 of the Company Disclosure Schedule lists, as of the date of this Agreement, the ten largest customers for the fiscal year ended December 31, 1998 and the ten largest suppliers of the Company and the Company Subsidiaries (on a consolidated basis) for the period January 1, 1999 through October 31, 1999 and sets forth opposite the name of each such customer and supplier the dollar volume and percentage of consolidated net sales or purchases attributable to such customer or supplier. The party to that certain Material Contract set forth in Item 5 under "Material Contracts" in Section 5.9(b) of the Company Disclosure Schedule has not informed the Company that it is stopping, or materially decreasing the rate of, purchasing products or services from the Company or any Company Subsidiary which would reasonably be expected to result in a Company Material Adverse Effect. Merger Sub acknowledges that a material portion of the sales of the Company and the Company Subsidiaries are made pursuant to purchase orders and in the ordinary course of business of the Company and the Company Subsidiaries customers may threaten to reduce or discontinue business with the Company in connection with negotiations of the terms of ongoing business with the Company. Subject to the foregoing none of the customers listed in Section 5.20 of the Company Disclosure Schedule has informed the Company that it intends to stop, or materially decrease the rate of, purchasing materials, products or services from the Company or any Company Subsidiary which would reasonably be expected to result in a Company Material Adverse Effect.

     Section 5.21 COMPANY EXPENSES. Section 5.21 of the Company Disclosure Schedule sets forth, as of the Effective Time, the amount of the Expenses (as defined below) incurred or which may be incurred by the Company or Company Sub in connection with the Transactions including those incurred or which may be incurred by Morgan Stanley & Co. Incorporated and Kaye, Scholer, Fierman, Hays & Handler, LLP (other than Expenses incurred in connection with any litigation with respect to, arising from or related to any Transaction or Expenses reasonably incurred in connection with Sections 8.3, 8.10(a), 8.16, 8.18 or 9.4(c)).

     Section 5.22   REQUIRED COMPANY VOTE.

          (a) The approval of this Agreement at the Shareholders Meeting (as defined below) by holders of a majority of the issued and outstanding Shares entitled to vote at the Shareholders Meeting is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Reorganization Merger and the other Transactions.

          (b) The approval of this Agreement by the Company as the sole stockholder of Company Sub is the only vote of the holders of any class or series of Company Sub's securities necessary to approve this Agreement, the Mergers and the other Transactions.

     Section 5.23 STATE TAKEOVER LAWS. The Company has taken, or will take, such actions as it reasonably determines as necessary such that "fair price," "business combination" or "control share acquisition" statutes or other similar statutes or regulations of the State of California and the State of Delaware, as applicable, and, to the knowledge of the Company, any other applicable state that applies in material respect to the Mergers, this Agreement or any of the Transactions.

                                      ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF MERGER SUB

     Merger Sub hereby represents and warrants to the Company that:

     Section 6.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such governmental approvals would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect (as defined below). Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failure to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect. The term "Merger Sub Material Adverse Effect" means, for all purposes of this Agreement, any effect, circumstance or change in the business of Merger Sub that is materially adverse to the business, operations, properties, financial condition or results of operations of Merger Sub. Merger Sub has no subsidiaries.

     Section 6.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Merger Sub heretofore has provided the Company a complete and correct copy of its Certificate of Incorporation and the Bylaws. The Certificate of Incorporation and Bylaws of Merger Sub so provided are in full force and effect. Merger Sub is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

     Section 6.3    AUTHORITY RELATIVE TO THIS AGREEMENT.

          (a) Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part Merger Sub (including on the part of the stockholder of Merger Sub) are necessary to authorize this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger
documents as required by the DGCL).   This Agreement has been duly and validly
executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company and Company Sub, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

          (b) The Board of Directors of Merger Sub has approved and adopted this Agreement and the Transactions in accordance with the DGCL and Merger Sub's Certificate of Incorporation and Bylaws. No approval of the stockholders of Merger Sub is required to approve this Agreement, the Acquisition Merger and the Transactions pursuant to the DGCL and Merger Sub's Certificate of Incorporation and Bylaws.

     Section 6.4    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub and the consummation of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of Merger Sub,
(ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made or complied with, conflict with or violate any Law applicable to Merger Sub or by which any asset of Merger Sub is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under or result in the creation of a Lien on any asset of Merger Sub pursuant to, any contract, note, bond, mortgage, indenture, lease, agreement, or other instrument or obligation to which Merger Sub is a party or by which any asset of Merger Sub is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect.

          (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except
(i) for applicable requirements, if any, of the Exchange Act, NASDAQ/NMS, Delaware and any other applicable takeover laws, the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger documents as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or delay consummation of the Merger, or otherwise prevent either Merger Sub from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect.

     Section 6.5 OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub (i) has not conducted, and will not prior to the Effective Time conduct, any business and (ii) has no, and prior to the Effective Time will have no, assets or liabilities, except, in either case, in connection with the Transactions. As of the Effective Time, a majority of the outstanding capital stock of Merger Sub will be owned directly by Bain or related investment funds which are affiliates of Bain.

     Section 6.6 LITIGATION. There is no suit, claim, action, proceeding or investigation pending, or, to the best knowledge of Merger Sub, threatened against Merger Sub, at law or in equity, that, individually or in the aggregate, could reasonably be expected to prevent or materially delay the consummation of the Transactions (it being understood that the mere filing, or mere existence, by or on behalf of shareholders of the Company, of litigation that challenges or otherwise seeks damages with respect to the Transactions shall not in and of itself be deemed to have such effect). Merger Sub is not subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have a Merger Sub Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

     Section 6.7 FINANCING. Merger Sub has provided the Company with commitment letters from Credit Suisse First Boston (the "Debt Commitment Letters") and the Bain Commitment Letters, dated December 23, 1999 and
December 24, 1999, respectively, in favor of Merger Sub or Bain (collectively, the "Commitment Letters"). The equity investment by Bain under the Bain Commitment Letter is not subject to any condition other than the fulfillment in accordance with the terms hereof of the conditions of Merger Sub's obligations to consummate the Merger set forth in Article IX. The Commitment Letters are in full force and effect as of the date hereof.

     Section 6.8 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, Bain or Merger Sub.

                                     ARTICLE VII

                                      COVENANTS

     Section 7.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that during the period from the date of this Agreement to the Effective Time (unless Merger Sub shall otherwise agree in writing and except as otherwise expressly contemplated or permitted by this Agreement or the Company Disclosure Schedule):

          (a) the business of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course and each of the Company and the Company

Subsidiaries shall use commercially reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, employees and business associates;

          (b) the Company shall not (i) sell, transfer or pledge or agree to sell, transfer or pledge any stock owned by it in any of the Company Subsidiaries (except for the pledge of such stock for collateral purposes in connection with its bank working capital facility); (ii) except as expressly contemplated by this Agreement, amend its Restated Articles of Incorporation or Bylaws or the similar organizational documents of any of the Company Subsidiaries; (iii) split, combine or reclassify the outstanding Shares; or
(iv) declare, set aside or pay any dividend or distribution payable in cash, stock or property with respect to the Shares or any other capital stock of the Company;

          (c)  neither the Company nor any of the Company Subsidiaries shall
(i) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of, or debt or equity securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of any class of the Company or the Company Subsidiaries other than Shares issuable pursuant to the agreements or arrangements described in Section 5.3(a) of the Company Disclosure Schedule (other than any Options as to which a Rollover Shareholder has entered into a binding agreement with Merger Sub to rollover into options of the Surviving Corporation, which agreement has been provided to the Company prior to the time such Shares are to otherwise be issued) or (ii) repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of the Company or any Company Subsidiary (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any Company Subsidiary);

          (d)  neither the Company nor any of the Company Subsidiaries shall
(i) grant or agree to any increase in the compensation of any director, officer or employee earning in excess of $100,000 in cash, noncontingent compensation per year except for increases contemplated by or required under employment agreements listed in Section 5.7 of the Company Disclosure Schedule and bonuses payable in the ordinary course under the Company's existing annual bonus plan,
(ii) enter into any new or materially amend any existing employment, severance or termination agreement with any such director, officer or employee or
(iii) except as may be required to comply with applicable Law and, except as provided under Section 8.8, become obligated under any Benefit Plan that was not in existence on the date hereof or amend or modify any Benefit Plan in existence on the date hereof to materially enhance the benefits thereunder;

          (e) acquire or agree to acquire, including without limitation, by merging or consolidating with, or purchasing all or substantially all the assets or capital stock or other equity interest of, any business, other than any such acquisition or acquisitions approved by Merger Sub (which approval will not be unreasonably withheld or delayed);

          (f) the Company shall not, and shall not permit any of the Company Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its material assets outside the ordinary course of business other than (i) dispositions listed in Section 7.1(f) of the Company Disclosure Schedule,
(ii) assets with an aggregate book value not in excess of $250,000 or (iii) pursuant to existing contracts or commitments described in Section 7.1(f) of the Company Disclosure Schedule;

          (g) the Company shall not, and shall not permit any of the Company Subsidiaries to, incur or enter into any agreement to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary, except (i) in the ordinary course of business consistent with past practice, provided that such borrowings are made under the Company's existing credit agreements in an aggregate amount not to exceed $30.0 million in total borrowings under such credit agreements (other than borrowings to finance any obligations of the Company hereunder) the Effective Time; provided, however, that the aggregate amount of such borrowing shall not exceed $31.4 million at any time outstanding, (ii) any indebtedness for borrowed money or guarantees of indebtedness for borrowed money acquired in any acquisition permitted by Section 7.1(e) above or (iii), subject to the limitations set forth in clause (i) above, any extensions, refinancing, renewal or replacement of any permitted indebtedness or guarantee;

          (h) the Company shall not, and shall not permit any of the Company Subsidiaries to, make any loans or advances to, guarantees for the benefit of, or investments in, any person or entity (other than an existing subsidiary or an entity which becomes, after the date hereof, a subsidiary in accordance with
Section 7.1(e) of this Agreement) except in the ordinary course of business;

          (i) neither the Company nor any of the Company Subsidiaries shall merge or consolidate with any person or entity except for the Mergers or an acquisition permitted in accordance with Section 7.1(e) of this Agreement;

          (j) neither the Company nor any Company Subsidiary shall liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

          (k) the Company shall not, and shall not permit any of the Company Subsidiaries to, enter into, amend, modify or supplement any Material Contract or agreement (i) outside of the ordinary course of business and consistent with past practice (except as may be necessary for the Company to comply with its obligations hereunder) or (ii) restricting in any way the conduct of the respective businesses of the Company and the Company Subsidiaries;

          (l) the Company shall not, and shall not permit any of the Company Subsidiaries to, make any capital expenditures (other than pursuant to commitments prior to the date hereof and set forth on Section 7.1(l) of the Company Disclosure Schedule) in excess of

$500,000 (other than an acquisition permitted in accordance with Section 7.1(e) of this Agreement);

          (m) the Company and the Company Subsidiaries shall comply in all material respects with its obligations under the Material Contracts as such obligations become due and applicable Law;

          (n) the Company and the Company Subsidiaries shall continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are consistent with the Company's past practices;

          (o) the Company shall not, and shall not permit any of the Company Subsidiaries to, enter into, amend, modify or supplement any material agreement, transaction, commitment or arrangement with any officer, director or other affiliate (or any affiliate of any of the foregoing) other than agreements, transactions, commitments and arrangements (i) permitted by Section 7.1(d) hereof or (ii) as contemplated by this Agreement or the Transactions;

          (p) the Company shall not, and shall not permit any of the Company Subsidiaries to, establish or acquire, other than in accordance with Section 7.1(e) of this Agreement, (i) any subsidiary other than wholly-owned subsidiaries or (ii) subsidiaries organized outside of the United States and its territorial possessions; and

          (q) neither the Company nor any of the Company Subsidiaries will enter into an agreement to do any of the foregoing.

                                     ARTICLE VIII

                                ADDITIONAL AGREEMENTS

     Section 8.1    MEETING OF THE SHAREHOLDERS.

          (a) So long as the Board of Directors of the Company shall not have withdrawn, modified or changed their recommendation in accordance with the provisions of the next succeeding sentence, the Company will take all action reasonably necessary in accordance with applicable Law and its Restated Articles of Incorporation and Bylaws to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement, the Reorganization Merger and such other matters as may be necessary to effectuate the Transactions (the "Shareholders Meeting") as promptly as practicable following the execution and delivery of this Agreement. The Board of Directors of the Company shall recommend such approval and take all lawful action to solicit such approval; PROVIDED, HOWEVER, that the Board of Directors of the Company may at any time prior to shareholder approval of the Reorganization Merger withdraw, modify or change any such recommendations to the extent that the Board of Directors of the Company determines in good faith after consultation with independent legal counsel that the failure to so withdraw, modify or change its recommendation would cause the Board of

Directors of the Company to breach its fiduciary duties to the Company's shareholders under applicable Law (which withdrawal, modification or change shall not constitute a breach by the Company of this Agreement). The Merger Sub Companies will vote all Shares over which they exercise voting control in favor of this Agreement and the Mergers.

          (b) As soon as practicable after the date of this Agreement and in connection with the Shareholders Meeting, the Company shall file with the SEC a proxy statement (the "Proxy Statement") and form of proxy relating to the Mergers and the other Transactions, which shall comply as to form with all applicable Laws. The Company shall obtain and furnish the information required to be included in the Proxy Statement and shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause the Proxy Statement and form of proxy to be mailed to the Company's shareholders at the earliest practicable date. Merger Sub shall cooperate in the preparation of the Proxy Statement and shall as soon as practicable following the date hereof furnish the Company with all information for inclusion in the Proxy Statement as shall be reasonably requested by the Company. The Company agrees, as to information with respect to the Company, its officers, directors, shareholders and subsidiaries contained in the Proxy Statement or Schedule 13E-3, if any, and Merger Sub agrees, as to information with respect to Merger Sub, its officers, directors, shareholders and subsidiaries contained in the Proxy Statement or
Schedule 13E-3, if any, that such information, at the date the Proxy Statement is mailed and (as then amended or supplemented) at the time of the Shareholders Meeting, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Merger Sub and its counsel shall be given an opportunity to review the Proxy Statement, and all amendments or supplements thereof, prior to their being filed with the SEC and the Company shall not make any such filing without the approval of Merger Sub (which shall not be unreasonably withheld or delayed). The Company will advise Merger Sub, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC or any request by the SEC for amendment of the Proxy Statement or comments thereon and proposed responses thereto or requests by the SEC for additional information. The Company, on the one hand, and Merger Sub, on the other hand, agree to promptly correct any information provided by either of them for use in the Proxy Statement or Schedule 13E-3, if any, if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps reasonably necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the Company's shareholders, in each case, as and to the extent required by applicable Laws. The Company shall cooperate in the preparation of a Schedule 13E-3, if any, and shall as soon as practicable following the date hereof furnish Merger Sub with all information for inclusion in the Schedule 13E-3, if any, as shall be reasonably requested by Merger Sub.

     Section 8.2 FILINGS; OTHER ACTION. Subject to the terms and conditions of this Agreement, the Company and Merger Sub shall: (a) if required by applicable Law, promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Mergers and the other Transactions; and (b) use their reasonable best efforts promptly to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Transactions, as soon as practicable.

     Section 8.3 ACCESS. Subject to restrictions contained in confidentiality agreements to which the Company is subject, upon reasonable notice the Company shall (and shall cause each of the Company Subsidiaries to) afford Merger Sub's officers, counsel, accountants, investors, financing sources and other authorized representatives ("Representatives") reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts and records and appropriate individuals as it may reasonably request (including employees, attorneys, accountants and other professionals), and during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Merger Sub such information concerning its business, properties and personnel as Merger Sub may reasonably request. Merger Sub will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 8.3 for any purpose unrelated to the consummation of the Transactions. Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement, dated August 30, 1999, between Bain Capital, Inc. and the Company (the "Confidentiality Agreement") shall apply to all information furnished thereunder or hereunder.

     Section 8.4 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt written notice to Merger Sub of any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of the Company and its subsidiaries taken as a whole to which the Company or any of its subsidiaries is a party or is subject. Each of the Company and Company Sub, on the one hand, and Merger Sub, on the other hand, shall give prompt written notice to the other party of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions or (b) any Company Material Adverse Effect or Merger Sub Material Adverse Effect, as the case may be. The Company and Company Sub shall give prompt written notice to Merger Sub, and Merger Sub shall give prompt written notice to the Company, of (i) any claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any of its subsidiaries or any of their property or assets, (ii) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect, and (iii) any material failure of the Company, Company Sub or Merger Sub, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.

     Section 8.5 PUBLICITY. Except as otherwise required by Law, the Company and Merger Sub shall consult with each other in issuing any press releases or otherwise making public statements with respect to the Transactions and in making any filings with any federal or state governmental or regulatory agency or with NASDAQ/NMS or any national securities exchange with respect thereto.

     Section 8.6    INDEMNIFICATION.

          (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation as are set forth in the Amended and Restated Certificate of Incorporation of Company Sub as set forth in Exhibit B and the Bylaws of Company Sub as of the date hereof (to the extent not in violation of applicable law), which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Acquisition Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Acquisition Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Amended and Restated Certificate of Incorporation or Bylaws of Company Sub in respect of actions or omissions occurring at or prior to the Acquisition Effective Time (including, without limitation, the Transactions), unless otherwise required by applicable law.

          (b) From and after the Effective Time, the Surviving Company shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and its subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), to which any such person is or may become a party by virtue of his or her service as a present or former director, officer or employee of the Company or any of its subsidiaries and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, the Transactions), in each case to the fullest extent permitted under the DGCL (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL).

          (c)  Any Indemnified Party wishing to claim indemnification under this
Section 8.6, upon learning of any such Claim, shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under this Section 8.6, except to the extent such failure materially prejudices such party). The Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or if there is an actual or potential conflict of interest between, or different defenses exist for the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the

Indemnified Parties promptly as statements therefor are received; PROVIDED HOWEVER, that (i) the Surviving Corporation shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys in addition to any appropriate local counsel at any time for all Indemnified Parties, (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed, and provided further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and not subject to further appeal, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (d) The Surviving Corporation shall cause to be maintained in effect for not less than six years after the Effective Time (except to the extent not generally available in the market) directors' and officers' liability insurance and fiduciary liability insurance that is substantially equivalent in coverage to the Company's current insurance, with an amount of coverage of not less than 100% of the amount of coverage maintained by the Company as of the date of this Agreement with respect to matters occurring prior to the Effective Time; provided, however, that during such period, the Surviving Corporation shall not be required to maintain any coverage in excess of the amount that can be obtained for the remainder of such period for an annual premium of 200% of the current annual premium paid by the Company for its existing coverage.

          (e) This Section 8.6 shall survive the consummation of the Mergers and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Merger Sub and the Surviving Corporation and its successors and assigns.

          (f)  If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 8.6.

     Section 8.7 OBLIGATIONS OF MERGER SUB. Merger Sub shall take all action reasonably necessary to perform its obligations under this Agreement and to consummate the Mergers on the terms and subject to conditions set forth in this Agreement.

     Section 8.8 STOCK OPTIONS. As part of the Transactions, (i) Options granted under the 1996 Plan ("Plan Options") and (ii) Options granted under certain arrangements outside the 1996 Plan (the "Non-Plan Options") shall be treated as follows:

          (a) Immediately prior to the Acquisition Effective Time, all then outstanding but theretofore unvested and non-exercisable Plan Options and Non-Plan Options shall become immediately vested and exercisable in full (unless the Company is otherwise notified in writing by the holder of any such Plan Option or Non-Plan Option that such Plan Option or Non-Plan Option shall not become immediately vested and exercisable in full).

          (b) At the Acquisition Effective Time, all then outstanding Plan Options and Non-Plan Options as to which the holder has executed and delivered to the Company an agreement containing terms consistent with the terms set forth in Schedule 8.8(b) shall be converted into options to acquire shares of common stock of the Surviving Corporation on such terms and conditions as are set forth in Schedule 8.8(b).

          (c) At the Acquisition Effective Time, all then outstanding Plan Options and Non-Plan Options as to which the holder has theretofore executed and delivered to the Company an agreement containing terms consistent with the terms set forth in Schedule 8.8(c) shall be canceled and in lieu thereof, each holder of such an Option shall, upon the execution and delivery of such agreement, receive from the Payment Fund or, if the Payment Fund is insufficient to pay such amount, from the Surviving Corporation an amount in cash equal to the product of (i) the excess, if any, of the per share Merger Consideration over the per share exercise price of such option and (ii) the number of shares of Company Common Stock subject to such option, net of any applicable withholding taxes (the "Option Consideration"). In the event the holder does not, prior to the Effective Time execute and deliver an agreement consistent with the terms specified in either Schedule 8.8(b) or (c), such Option shall be adjusted to reflect the capital structure of the Surviving Corporation to the extent of, and in accordance with, the terms of the applicable Plan Options and Non-Plan Options and related agreements and plan documents in effect immediately prior to the Effective Time.

          (d) Each of the Company and Merger Sub covenants that prior to the Effective Time it will take all actions necessary under that certain SEC no-action letter, dated January 12, 1999, to Skadden, Arps, Slate, Meagher & Flom, to provide that the cancellation and cash-out and conversion of Options pursuant to this Section 8.8 will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act.

          (e) The Company shall cooperate with Merger Sub and use reasonable efforts to obtain a written agreement substantially in the form described in
Schedule 8.8(b) or Section 8.8(c) prior to the Effective Time from each holder of an Option, and prior to the Effective Time, the Company shall take such other lawful action in respect of the Options as may be reasonably necessary or appropriate to give effect to the transactions contemplated by this Section 8.8.

          (f) Except as otherwise provided herein or agreed by the parties or as may be necessary to administer Options remaining outstanding following the Effective Time, the Option Plans shall terminate effective as of the Acquisition Effective Time and the Company shall use commercially reasonable efforts to cause the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary to be canceled as of the Acquisition Effective Time.

          (g) Subsections (a)-(c) of this Section 8.8 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, the holders of Options referred to herein, their heirs and personal representatives and shall be binding on Merger Sub and the Surviving Corporation and their respective successors and assigns.

     Section 8.9 EMPLOYEE BENEFIT PLANS. Subject to Section 8.8, the Surviving Corporation (and any successor thereto) shall honor, without modification, all employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries as set forth in the SEC Reports or in the Company Disclosure Schedule in effect on the date hereof except as may be otherwise mutually agreed by Merger Sub or the Surviving Corporation and a current or former employee, officer or director covered by such an agreement. The Surviving Corporation and its successors shall pay or provide all benefits vested as of the Acquisition Effective Time under any Benefit Plan (as defined in Section 5.11) in accordance with the terms of such plans. For a period of at least 12 months following the Acquisition Effective Time, the Surviving Corporation and its successors shall maintain for all employees of the Surviving Corporation Benefit Plans (other than any stock option or stock purchase plan and the bonus plan described in item 8 of
Section 5.7 of the Company Disclosure Schedule) which, in the aggregate, provide substantially equivalent benefits to such employees as the benefit plans in effect for employees of the Company immediately prior to the Acquisition Effective Time, provided that employees covered by collective bargaining agreements shall be provided the benefits required under such agreements. For purposes of their participation in the Surviving Corporation's employee and fringe benefit plans, programs, policies and practices, the Surviving Corporation shall credit each Company employee with full credit for all service credited under the comparable plan, program, policy or practice of the Company (including service with the Company prior to the Effective Time and, where applicable, service with prior or predecessor employers to the extent credit is given for such service under the comparable Company plans) for purposes of eligibility to participate and receive benefits and for purposes of vesting. Notwithstanding anything in this Section 8.9 to the contrary, nothing in this
Section 8.9 shall be deemed to limit or otherwise affect the right of the Surviving Corporation to terminate employment or change the place of work, responsibilities, status or designation of any employee or group of employees as the Surviving Corporation may determine in the exercise of its business judgment and in compliance with (a) applicable laws and (b) the agreements, arrangements and understandings described in the first sentence of this Section 8.9.

     Section 8.10   NO SOLICITATION OF TRANSACTIONS.

          (a) The Company and its subsidiaries will not, and the Company will instruct its and its subsidiaries' officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives, agents or affiliates ("Company Representatives") not to, (i) initiate, solicit or encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Competing
Transaction (as defined below), (ii) enter into or maintain discussions or negotiate with any person or entity in furtherance of or relating to or to obtain a Competing Transaction, or (iii) agree to or endorse any Competing Transaction, and the Company shall cause its subsidiaries and the Company Representatives not to take any such action in the foregoing clauses (i) through (iii); provided, however, that nothing contained in this Section 8.10 shall prohibit the Board of Directors of the Company prior to shareholder approval of the Mergers at the Shareholders Meeting or any adjournment or postponement thereof from (A) furnishing information to, or engaging in discussions or negotiations with, any person that makes an unsolicited proposal (believed by the Board of Directors to be bona fide) regarding a potential Competing Transaction if (1) the Board of Directors of the Company, after consultation with independent legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders under applicable law, (2) such Competing Transaction is or is reasonably likely to result in a Superior Proposal, and (3) prior to furnishing such information to such person or entity, the Company receives from such person or entity an executed confidentiality agreement with terms materially no less favorable to the Company than those contained in the Confidentiality Agreement; or (B) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or
Section 1203 of the CGCL (including, without limitation, the making of public disclosure as may be necessary or advisable under applicable securities laws) and provided further that the foregoing actions described in this provision shall not constitute a breach by the Company of this Agreement. The Company shall promptly advise Merger Sub if any such proposal or offer, or any inquiry or contact is made with any person or entity with respect thereto, and shall inform Merger Sub of the material terms and conditions of such proposal or offer for a Competing Transaction and the identity of such person or entity (if disclosure of such identity is not prohibited by the terms of such proposal). The Company shall, and shall cause its subsidiaries and the Company Representatives to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any person or entity conducted prior to the date of this Agreement with respect to a Competing Transaction.

          (b) For purposes of this Agreement "Competing Transaction" shall mean any of the following involving the Company or any of its subsidiaries: (a) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction or any issuance or purchase of securities which results in the shareholders of the Company immediately prior to such transaction (excluding any shareholders that may be proposing the Competing Transaction to the Company) beneficially owning shares representing less than a majority of the voting power or common equity after such transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 30% or more of the fair market value of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (c) any tender offer or exchange offer for more than 45% of the outstanding Shares of the Company; or (d) any public announcement of an agreement, proposal, plan or intention to do any of the foregoing.

          (c) For purposes of this Agreement "Superior Proposal," shall mean any bona fide proposal relating to a Competing Transaction that the Company's board of directors has determined in good faith, after having received the advice of its legal counsel and independent financial advisor of nationally recognized reputation, is (i) on terms which are more favorable from a financial point of view to the Company's shareholders than the Mergers and the other Transactions, and (ii) reasonably capable of being consummated in a timely manner and for which financing, to the extent required, is then committed or reasonably capable (in the good faith judgment of the Board of Directors) of being financed by such third party.

     Section 8.11 THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party (other than any involving Bain (or its affiliates) or Merger Sub). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction.

     Section 8.12 CONSENTS. The Company, Company Sub and Merger Sub shall use reasonable efforts to obtain promptly all consents, waivers, approvals, authorizations or permits of, or registrations or filings with or notifications to any Governmental Authority or third party necessary for the consummation of the Transactions.

     Section 8.13 SEC REPORTS. From the date of this Agreement to the Effective Time, the Company shall file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

     Section 8.14 DELISTING. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions reasonably necessary to delist the Shares from NASDAQ/NMS and to terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

     Section 8.15   ACTIONS RESPECTING COMMITMENT LETTERS; FINANCING,
NOTIFICATION.

          (a) Merger Sub and its affiliates agree to perform all obligations required to be performed by it in accordance with and pursuant to the Commitment Letters and not to amend, terminate or waive any provisions under such Commitment Letters if the effect thereof would be reasonably likely to prevent or materially delay the consummation of the Transactions.

          (b) Merger Sub shall use all commercially reasonable efforts to cause the financing necessary for satisfaction of the condition set forth in
Section 9.3(c) to be obtained on
the terms set forth in the Debt Commitment Letters as soon as reasonably practicable; PROVIDED HOWEVER, that Merger Sub shall be entitled to obtain, in its sole discretion, substitute debt financing with other nationally recognized financial institutions ("Substitute Debt Financing"), to provide, subject only to customary conditions and on terms not materially less favorable in the aggregate to the Company, the financing required by Section 9.3(c) and in any event providing for the payment of the Merger Consideration in accordance with this Agreement provided that such Substitute Debt
Financing does not materially delay the consummation of the Transactions. If Merger Sub shall seek Substitute Debt Financing, Merger Sub shall use all commercially reasonable efforts to cause the financing necessary for satisfaction of the condition set forth in Section 9.3(c) to be obtained on the terms set forth for the Substitute Debt Financings.

          (c) Merger Sub agrees to provide prompt written notice to the Company of (i) Bain's refusal or intended refusal to provide the financing described in the Bain Commitment Letter and (ii) following its receipt of notification by a potential lender under a Debt Commitment Letter or in connection with the Substitute Debt Financing, of its refusal or intended refusal to provide the financing described in the applicable Debt Commitment Letter and, in each case, the stated reasons therefor.

     Section 8.16 FINANCIAL STATEMENTS. During the period prior to the Effective Time, the Company shall provide to Merger Sub consolidated monthly "flash reports" no later than the twentieth business day following the end of each calendar month following the date of this Agreement. Further, the Company shall provide, and shall cause the Company Subsidiaries and Company Representatives to provide, at Merger Sub's cost, all reasonable cooperation in connection with the arrangement of any financing to be obtained by Merger Sub or the Surviving Corporation in connection with the Transactions contemplated by this Agreement (the "Financing") including, without limitation, (a) promptly providing to Merger Sub's financing sources all material financial information in their possession with respect to the Company and the Transactions reasonably requested by Merger Sub, including but not limited to information and projections prepared by the Company relating to the Company and the Transactions, (b) making the Company's senior officers and other Company Representatives reasonably available to Merger Sub's financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including, without limitation, presentations to rating agencies, and
(c) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Merger Sub's financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing. Subject to Section 9.3(c), nothing herein shall imply that the completion of any such syndication, securities offerings or other financing is a condition to the obligation of Merger Sub to consummate the Mergers.

     Section 8.17 SHAREHOLDERS AGREEMENT. The Company agrees to comply with the provisions of the Shareholders Agreement with respect to transfers of record ownership of shares of Common Stock, and agrees to notify the Company's transfer agent that there is a limitation on the transferability of the Subject Shares (as defined in the Shareholders Agreement) and to do all other things as are reasonably necessary to effect the transfer limitation provisions of the Shareholders Agreement.

     Section 8.18 STATE TAKEOVER LAWS. The Company and Company Sub shall, upon the request of Merger Sub, take all reasonable steps to assist in any challenges by Merger Sub to the validity or applicability to the Transactions, including the Mergers, of any state takeover law.

                                      ARTICLE IX

                                      CONDITIONS

     Section 9.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Company Sub and Merger Sub to consummate the Mergers are subject to the satisfaction of the following conditions:

          (a) COMPANY SHAREHOLDER APPROVAL. This Agreement and the Reorganization Merger shall have been approved and adopted by the shareholders of the Company in accordance with the CGCL, the Company's Restated Articles of Incorporation and its Bylaws.

          (b) HSR. Any waiting period (and any extension thereof) applicable to the consummation of the Acquisition Merger under the HSR Act shall have expired or been terminated.

          (c) NO ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, "Order"), that is then in effect and has the effect of prohibiting the consummation of the Mergers or otherwise imposing material limitations on the ability of Merger Sub effectively to acquire or hold the business of the Company and the Company Subsidiaries.

     Section 9.2 ADDITIONAL CONDITIONS TO THE ACQUISITION MERGER. The obligations of Company Sub and Merger Sub to effect the Acquisition Merger are subject to the Reorganization Merger having become effective in accordance with the DGCL.

     Section 9.3 CONDITIONS TO THE OBLIGATIONS OF MERGER SUB. The obligations of the Merger Sub to consummate the Acquisition Merger are subject to the satisfaction of the following additional conditions, unless waived by Merger Sub in writing:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth herein shall be true and correct as of the date of this Agreement and as of the Effective Time except for (i) changes specifically contemplated by this Agreement and (ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and in each case except where failure of such representation and warranty to be so true and correct would not reasonably be expected to have a

Company Material Adverse Effect (other than representations and warranties that are already so qualified or that are qualified as to the prevention or delay of the consummation of any of the Transactions or representations and warranties as to the performance by the Company of its obligations under this Agreement and the representations and warranties set forth in Section 5.3(a) (provided that it shall not constitute a breach by the Company of its representations and warranties set forth therein if the issued and outstanding shares of Common Stock and the number of Options change from those set forth in Section 5.3(a), so long as the aggregate of such two items do not exceed 10,698,205 shares of Common Stock), Section 5.3(c) and Section 5.21, which in each such case shall be true and correct as written).

          (b) COVENANTS AND AGREEMENTS. The Company shall have performed all obligations and complied with all agreements and covenants of the Company to be performed or complied with by it under the Agreement prior to the Effective Time in each case in all material respects (other than the covenants set forth in Section 7.1(b)(iv) and 7.1(g), which in each case shall be complied with as written).

          (c) FINANCING. Merger Sub or Company Sub, as the case may be, shall have received the debt financing proceeds described in the Debt Commitment Letters or, if applicable, an equal amount of proceeds from the Substitute Debt Financing; provided, however, that if the failure to receive such financing is solely the result of, or solely caused by, Merger Sub's or Bain's breach in any material respect of any representation, warranty, covenant or agreement made by Merger Sub or Bain in any Debt Commitment Letter (unless such breach was solely the result of, or solely caused by, a breach of a representation, warranty, covenant or agreement made by the Company or Company Sub in this Agreement), then in such event Merger Sub's obligation to consummate the Merger shall not be subject to the satisfaction of this condition.

          (d) CONSENTS. The Company shall have obtained all material consents and approvals from Governmental Authorities necessary or required for the consummation of the Transactions and all consents and approvals from the third parties identified on Schedule 9.3(d) attached hereto, all on terms and conditions reasonably satisfactory to Merger Sub.

          (e) OFFICERS' CERTIFICATE. At the Closing, the Company shall deliver an Officers' Certificate, duly executed by the Company's Chief Executive Officer and Chief Financial Officer, stating that the conditions to Closing set forth in Sections 9.3(a) and (b) above have been satisfied.

          (f)  CERTIFIED COPIES.

               (i) At the Closing, the Company shall deliver certified copies of (A) the resolutions duly adopted by the Company's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to it and the Transactions, (B) the resolutions duly adopted by the Company's stockholder approving this Agreement and the Transactions and (C) the Restated Articles of Incorporation and the Bylaws of the Company.

               (ii) At the Closing, Company Sub shall deliver certified copies of (A) the resolutions duly adopted by Company Sub's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to it and the Transactions, (B) the resolutions duly adopted by Company Sub's stockholder approving this Agreement and the Transactions and (C) the Amended and Restated Certificate of Incorporation, and the Bylaws of Company Sub.

          (g) NON-COMPETE AGREEMENTS; TERMINATION AGREEMENT; ESCROW AGREEMENT. The enforceability of non-compete agreements entered into between Merger Sub, on the one hand, and R. Luke Stefanko and Donald R. Stine, on the other hand, each dated the date hereof, shall not have been challenged by either of Messrs Stefanko or Stine. The termination agreement entered into between Merger Sub and R. Luke Stefanko dated the date hereof, shall be valid, binding and enforceable and in full force and effect. The escrow agreement between Merger Sub, R. Luke Stefanko, Donald R. Stine and the escrow agent named therein (who shall be reasonably acceptable to all of the parties thereto) substantially in the form attached as Exhibit 9.3(g) attached hereto shall have been executed and delivered by R. Luke Stefanko, Donald R. Stine and the escrow agent.

     Section 9.4 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND COMPANY SUB. The obligations of the Company and Company Sub to consummate the Mergers are subject to the satisfaction of the following additional conditions, unless waived by the Company in writing:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Merger Sub set forth herein shall be true and correct as of the date of this Agreement and as of the Effective Time except for (i) changes specifically contemplated by this Agreement and (ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and in each case except where failure of such representation and warranty to be so true and correct would not have a Merger Sub Material Adverse Effect (other than representations and warranties that are already so qualified or that are qualified as to the prevention or delay of the consummation of any of the Transactions or as to the performance by Merger Sub of its obligations under this Agreement, which in each such case shall be true and correct as written).

          (b) COVENANTS AND AGREEMENTS. Merger Sub shall have performed all obligations and complied with all respective agreements and covenants of Merger Sub to be performed or complied with by it under the Agreement in each case in all material respects.

          (c) SOLVENCY OPINION. Prior to the Effective Time, Merger Sub shall have delivered to the Company and Company Sub an opinion from Houlihan Lokey Howard & Zukin, or another nationally recognized valuation firm reasonably satisfactory to the Company, which opinion is reasonably satisfactory to the Company, to the effect that as of the Effective Time, and taking into account the Transactions (including, without limitation, the financing necessary to consummate the Transactions):

          (i) The fair market going concern value of all of the assets (including goodwill) of the Surviving Corporation will be greater than the total amount of liabilities, including contingent, subordinated, absolute, fixed, matured or unmatured and liquidated or unliquidated liabilities, of the Surviving Corporation.

          (ii) The present fair market going concern value of the assets of the Surviving Corporation (including goodwill) is sufficient to pay the probable liability of the Surviving Corporation on its debts as such debts become absolute and matured.

          (d) OFFICERS' CERTIFICATE. At the Closing, Merger Sub shall deliver an Officers' Certificate, duly executed by Merger Sub's Chief Executive Officer and Chief Financial Officer, stating that the conditions to Closing set forth in Sections 9.4(a) and (b) above have been satisfied.

          (e) CERTIFIED COPIES. At the Closing, Merger Sub shall deliver certified copies of (i) the resolutions duly adopted by the Merger Sub's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to it and the Transactions, (ii) if approval of Merger Sub's stockholders is required by applicable law, the resolutions duly adopted by Merger Sub's stockholders approving this Agreement and the Transactions, and (iii) the Certificate of Incorporation and the bylaws of Merger Sub.

                                      ARTICLE X

                                     TERMINATION

     Section 10.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Common Stock, by the mutual consent of Merger Sub and the Company, by action of their respective Boards of Directors.

     Section 10.2 TERMINATION BY EITHER MERGER SUB OR THE COMPANY. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned by action of the Board of Directors of either Merger Sub or the Company if (a) the Mergers shall not have been consummated on or before the earlier of (i) April 30, 2000 or (ii) the date which is 90 days after the Proxy Statement is filed with the SEC (or if the Mergers shall not have occurred by such date because of the failure of a condition set forth in Section 9.1(b) or
(c), May 30, 2000), unless the failure to consummate the Mergers is the result of a material breach of this Agreement by the party seeking to terminate this Agreement, or (b) there shall be any Law that makes consummation of the Mergers illegal or otherwise prohibited or any Order that is final and nonappealable preventing the consummation of the Mergers, or (c) if the Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Shareholders Meeting or any adjournment or postponement thereof.

     Section 10.3 TERMINATION BY MERGER SUB. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, before or after approval of the holders of Common Stock, by action of the Board of Directors of Merger Sub:

          (a) if, prior to the Effective Time there has been a breach of any representation, warranty, covenant or agreement on the part of the Company or Company Sub set forth in this Agreement such that any of the conditions set forth in clause (a) or (b) of Section 9.3 hereof would not be satisfied (a "Terminating Company Breach"); PROVIDED, HOWEVER, that, if such Terminating Company Breach is curable by the Company or Company Sub through the exercise of its reasonable best efforts and for so long as the Company or Company Sub continues to exercise such reasonable best efforts (but in no event longer than twenty days after Merger Sub's written notification to the Company of the occurrence of such Terminating Company Breach), Merger Sub may not terminate this Agreement under this Section 10.3(a); or

          (b)  if prior to shareholder approval of the Reorganization Merger
(i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Reorganization Merger or other Transactions in a manner adverse to Merger Sub or (ii) the Board of Directors of the Company shall have approved or recommended to the shareholders of the Company any proposal involving a Competing Transaction or (iii) the Board of Directors of the Company fails to reconfirm such recommendation within ten days after a reasonable written request by Merger Sub to do so or (iv) the Company or the Board of Directors of the Company resolves to do any of the foregoing.

     Section 10.4 TERMINATION BY THE COMPANY. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Common Stock, by action of the Board of Directors of the Company:

          (a) if prior to the Effective Time there has been a breach of any material representation, warranty, covenant or agreement on the part of Merger Sub set forth in this Agreement or by Bain in the Bain Commitment Letter ("Terminating Merger Sub Breach"); PROVIDED, HOWEVER, that, if such Terminating Merger Sub Breach is curable by Merger Sub through the exercise of its reasonable best efforts and for so long as Merger Sub continues to exercise such reasonable best efforts (but in no event longer than twenty days after the Company's written notification to Merger Sub of the occurrence of such Terminating Merger Sub Breach), the Company may not terminate this Agreement under this Section 10.4(a); or

          (b)  if prior to shareholder approval of the Reorganization Merger
(i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Reorganization Merger or other Transactions or (ii) the Board of Directors of the Company shall have approved or recommended to the shareholders of the Company any proposal involving a Competing Transaction, or resolved to do either of the foregoing after consultation with independent legal counsel, having determined in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders under applicable law; provided, that any termination of this Agreement by the Company pursuant to this Section 10.4(b) shall not be effective until the close of business on the second full business day after notice of such termination to Merger Sub.

     Section 10.5 EFFECT OF TERMINATION AND ABANDONMENT. Except as set forth in Section 11.1, in the event of termination of this Agreement and abandonment of the Mergers pursuant to this Article X, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve the Company, Company Sub or Merger Sub from liability for any breach of this Agreement.

                                      ARTICLE XI

                                MISCELLANEOUS; GENERAL

     Section 11.1 PAYMENT OF EXPENSES. (a) Except as otherwise set forth in this Section 11.1, whether or not the Mergers shall be consummated, each party hereto shall pay its own Expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger; provided, that effective as of the Acquisition Effective Time, the Surviving Corporation shall pay all of the Expenses paid by or on behalf of Merger Sub. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the Transactions.

          (b) The Company agrees that (i) if Merger Sub shall terminate this Agreement pursuant to Section 10.3(b) or (ii) if the Company shall terminate this Agreement pursuant to Section 10.4(b) or (iii) either Merger Sub or the Company shall terminate this Agreement under Section 10.2(c), the Company shall reimburse Merger Sub for its reasonably documented Expenses up to an aggregate amount not to exceed $1,000,000, provided, however, that if such termination shall occur more than 45 days after the date of execution and delivery of this Agreement, the Company shall reimburse Merger Sub for its reasonably documented Expenses (inclusive of Expenses incurred prior to such date 45 days after the execution and delivery of this Agreement) up to an aggregate amount not to exceed $1,500,000, in each case, with such payment to be made on or prior to the day which is 20 business days after the date of such termination (or, earlier, upon the date of consummation of a Competing Transaction or the entering into of a legally binding definitive agreement with respect thereto). If Merger Sub terminates this Agreement under Section 10.3(b) or the Company terminates this Agreement under Section 10.4(b), (i) the Company shall also pay Merger Sub $2,250,000 in cash (or $4,500,000 in cash in the event that (x) the Agreement is terminated by Merger Sub under
Section 10.3(b)(i) or by the Company under Section 10.4(b)(i) and (y) at the time of such termination there is no proposal or offer for a Competing Transaction) on or prior to the day which is 20 business days after the date of such termination (or, earlier, upon the date of consummation of a Competing Transaction or the entering into of a legally binding definitive agreement with respect thereto) and (ii) if a Competing Transaction (A) which is the basis for such termination is consummated, or a legally binding definitive agreement with respect thereto is entered into, within nine months of such termination date or (B) which is not the basis for such termination is consummated, or a legally binding definitive agreement with respect thereto is entered into, within six months of such termination date, the Company shall also pay Merger Sub $2,250,000 in cash (unless the Company has already paid $4,500,000 to Merger Sub pursuant to the preceding clause (i), in which case no additional payment shall be due) concurrently with the consummation of such Competing Transaction. If, however, Merger Sub or the Company terminates this Agreement under Section 10.2(c) and at the time of such termination under Section 10.2(c) there was a proposal for a Competing Transaction in existence, and such Competing Transaction is consummated (or a legally binding definitive agreement with respect thereto is entered into) within nine months of such termination date, the Company shall pay Merger Sub the full $4,500,000 in cash termination fee concurrently with the consummation of such Competing Transaction.

          (c) Merger Sub agrees that nothing in this Section 11.1 shall limit the liability of Merger Sub for a Terminating Merger Sub Breach resulting in the Company terminating this Agreement pursuant to Section 10.4(a).

          (d) The Company agrees that nothing in this Section 11.1 shall limit the liability of the Company for a Terminating Company Breach resulting in Merger Sub terminating this Agreement pursuant to Section 10.3(a).

          (e) Notwithstanding anything to the contrary herein, the failure of any representation or warranty by the Company or Merger Sub, as the case may be, to be true and correct on and as of the Effective Time shall not give rise to any liability on the part of the Company pursuant to Section 11.1(d) or by Merger Sub pursuant to Section 11(c), as the case may be, unless such representation and warranty was not true and correct in all material respects as of the date hereof or unless such failure also constitutes a material breach by the Company or by Merger Sub, as the case may be, of its covenants and agreements hereunder (other than Sections 7.1(b)(iv) or 7.1(g) as to which such failure shall only be required to constitute a breach thereof by the Company).

          (f) The Company and Merger Sub each agree that the payments provided for in Section 11.1(b) shall be the sole and exclusive remedy of Merger Sub against the Company and its Representatives, on the one hand, and the Company against Merger Sub and its Representatives, on the other hand, upon a termination of this Agreement pursuant to Sections 10.3(b) or 10.4(b), as applicable, and such remedy shall be limited to the payments stipulated in Sections 11.1(b), regardless of the circumstances (including willful or deliberate conduct) giving rise to such termination.

     Section 11.2 SURVIVAL. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Article X, as the case may be, except that the agreements set forth in Articles I , II, III and IV and Sections 8.6, 8.8, 8.9 and Article XI and the agreements described in Section 9.3(g) shall survive the Effective Time and those set forth in Sections 8.3 (regarding confidentiality) and 10.5 and Article XI shall survive termination.

     Section 11.3 MODIFICATION OR AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 11.4 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     Section 11.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflict of laws thereof.

     Section 11.6 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery in person, by facsimile transmission, by registered or certified mail (postage prepaid, return receipt requested) or courier service providing proof of delivery to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 11.6):

     If to Merger Sub:        VMM Merger Corp.
                              c/o Bain Capital, Inc.
                              Two Copley Place
                              Boston MA 02116
                              Attention: Joseph Pretlow
                              Facsimile No.: (617) 572-3274

     with a copy to:          Kirkland & Ellis
                              200 East Randolph Drive
                              Chicago, IL 60601
                              Attention: Jeffrey C. Hammes, P.C.
                                         Gary M. Holihan, Esq.
                              Facsimile No.: (312) 861-2200

     If to the Company
       or Company Sub:        c/o VDI MultiMedia
                              7083 Hollywood Boulevard, Suite 200
                              Hollywood, CA 90028
                              Attention: Donald R. Stine
                              Facsimile No.: (323) 957-2164

     with a copy to:          Kaye, Scholer, Fierman, Hays & Handler, LLP
                              1999 Avenue of the Stars, Suite 1600
                              Los Angeles, California 90067
                              Attention:  Barry L. Dastin, Esq.
                              Facsimile No.: (310) 788-1200

     Section 11.7 ENTIRE AGREEMENT, ETC. This Agreement and the agreements referenced herein or contemplated hereby (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof, and
(b) shall not be assignable by operation of law or otherwise except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly-owned newly formed Delaware subsidiary of Merger Sub. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 11.8 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     Section 11.9 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

          (a) "SUBSIDIARY" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of governors or other governing body of such corporation or other legal entity; and

          (b) "KNOWLEDGE" means, with respect to any matter in question with respect to the Company, if any of R. Luke Stefanko, Donald Stine, Clarke Brewer or Robert Semmer has actual knowledge of such matter.

     Section 11.10  NO THIRD PARTY BENEFICIARIES.  Except as provided in Section
8.6 and Section 8.8 hereof, this Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity not a party hereto.

     Section 11.11 COMPANY DISCLOSURE SCHEDULE. Any disclosure made with reference to one or more sections of the Company Disclosure Schedule shall be deemed disclosed only with respect to such section unless such disclosure is made in such a way as to make its relevance to the information called for by another Section of such schedule readily apparent in which case, such disclosure shall be deemed to have been included in such other Section, notwithstanding the omission of a cross reference thereto.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                              VDI MULTIMEDIA


                              By:______________________________________
                                    Name:
                                    Title:


                              VDI MULTIMEDIA, INC.


                              By:______________________________________
                                    Name:
                                    Title:


                              VMM MERGER CORP.


                              By:______________________________________
                                    Name:
                                    Title:

                                                                 EXHIBIT A

     THIS AGREEMENT OF MERGER (this "Agreement") is entered into as of this _____ day of _______________, 2000, by and between VDI MultiMedia, a California corporation (the "Company") and VDI MultiMedia, Inc., a Delaware corporation ("Company Sub").

                                      RECITALS:

     I. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

     II. Company Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and a wholly-owned subsidiary of the Company.

     III. The Company and Company Sub desire to consummate the merger of the Company with and into Company Sub pursuant to Section 251 of the Delaware General Corporation Law (the "DGCL"), upon consummation of which Company Sub shall be the surviving corporation (the "Merger").

     IV. Each of the Boards of Directors of the Company and Company Sub and, to the extent required by applicable law, their respective shareholders and stockholders, has approved this Agreement and the consummation of the Merger;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained herein, the parties agree as follows:

     1. THE MERGER. At the Effective Time (as hereinafter defined), the Company shall merge with and into Company Sub in accordance with section 251 of the DGCL, whereupon the separate corporate existence of the Company shall cease and Company Sub shall be the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation"). Company Sub as the Surviving Corporation shall continue its existence as a corporation under the laws of the State of Delaware.

     2. EFFECTIVE TIME. The Merger shall become effective immediately upon the filing of this Agreement, together with appropriate certificates of approval and adoption executed by authorized representatives of the Company and Company Sub. The date and time of such filing are sometimes referred to herein as the "Effective Time."

     3. EFFECT OF THE MERGER. At the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL.

     4. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company in the form attached hereto as Exhibit A shall, as of and after the Effective Time, be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

     5. BYLAWS. The Bylaws of the Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, unless and until amended or repealed in accordance with such Bylaws, the Certificate of Incorporation of the Surviving Corporation, and applicable law.

     6. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on behalf of the holders thereof:

          a. Each share of common stock of the Company (collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares held by shareholders who perfect their rights as dissenting shareholders under California law) shall be converted into and exchanged for one share of common stock of the Surviving Corporation.

          b. Each share of common stock of Company Sub outstanding immediately prior to the merger shall be cancelled and retired and cease to exist, without any conversion thereof and no payment shall be made with respect thereto.

     7. DISSENTING SHARES. Anything to the contrary in this Agreement notwithstanding, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such Shares in favor of the Merger and who (a) shall be entitled to and shall have validly exercised rights of appraisal in the manner provided in Chapter 13 of the California General Corporation Law (the "CGCL") (the "Dissenters' Rights Provisions") and (b) as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive shares of the Surviving Corporation pursuant to Section 6(a) hereof, but the holders thereof shall be entitled only to such rights as are granted by the Dissenters' Rights Provisions. Each holder of Dissenting Shares who become entitled to payment for such Shares pursuant to the Dissenters' Rights Provisions shall receive payment therefor from the Surviving Corporation in accordance therewith; provided, however, that if (i) any such Dissenting Shares shall not become "dissenting shares" pursuant to Section 1300(b) of the CGCL, (ii) any such Dissenting Shares shall lose their status as "dissenting shares" pursuant to Section 1309 thereof, or (iii) any holder of Dissenting Shares shall have lost its status as a "dissenting shareholder" pursuant to such Section 1309, then the right to appraisal with respect to such Shares shall be lost and each such Share shall thereupon be deemed to have been converted, as of the Effective Time, into and shall thereupon represent only the right to receive payment from the Surviving Corporation of the Merger Consideration, without interest or dividend thereon, as provided in Section 6 hereof.

     8. TERMINATION OR ABANDONMENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Boards of Directors of each of the Company and Company Sub. In the event of termination of this Agreement as herein provided, neither the Company nor Company Sub nor their respective Boards of Directors or shareholders shall be liable to the other or its directors or shareholders.

     9.   OTHER PROVISIONS.

          a. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without giving effect to any conflict of law provisions hereof.

          b. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes any prior or written or oral agreements between them concerning the subject matter contained herein or therein.

          c. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

                              VDI MULTIMEDIA


                              By:_______________________________
                                    Name:
                                    Title:

                              VDI MULTIMEDIA, INC.



                              By:________________________________
                                    Name:
                                    Title:

                                                                 EXHIBIT B
                               AMENDED AND RESTATED
                            CERTIFICATE OF INCORPORATION
                                         OF
                                VDI MULTIMEDIA, INC.


     VDI MultiMedia, Inc., a corporation organized and existing under the laws of the State of Delaware hereby certifies as follows:

     1. The original Certificate of Incorporation of the Corporation to which this Amended and Restated Certificate of Incorporation relates was filed with the Secretary of State of Delaware on April 30, 1990.

     2. This Amended and Restated Certificate of Incorporation has been unanimously approved by the Board of Directors of the Corporation and has been approved by the sole stockholder of the Corporation in the manner and by the vote prescribed by Sections 242 and 245 of the General Corporation law of the State of Delaware.

     3. The Certificate of Incorporation of this Corporation is amended and restated to read as follows:

     FIRST:  The name of this Corporation is VDI MultiMedia, Inc.

     SECOND: The address of the Corporation's registered office in Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The Corporation Trust Company is the corporation's registered agent at that address.

     THIRD: The purpose of this Corporation is to engage any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

     FOURTH: The aggregate number of shares of capital stock that the Corporation is authorized to issue is fifty-five million (55,000,000) shares, consisting of (i) fifty million (50,000,000) shares of Common Stock, $.01 par value per share and (ii) five million (5,000,000) shares of Preferred Stock, $.01 par value per share. All cross references in each subdivision of this ARTICLE FOURTH refer to other paragraphs in such subdivision unless otherwise indicated.

     A.   COMMON STOCK

     1. The Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board Directors, declare and pay dividends on the Common Stock.

     2. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of shares of Preferred Stock the full preferential amounts to which they are entitled, if any, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the Corporation available for distribution.

     3. Except as otherwise provided by law and except as may be determined by the Board of Directors with respect to the Preferred Stock pursuant to Section B of this ARTICLE FOURTH, only the holders of Common Stock shall be entitled to vote for the election of Directors of the Corporation and for all other corporate purposes. Upon any such vote the holders of Common Stock shall, except as otherwise provided by law, be entitled to one vote for each share of Common Stock held by them respectively.

     B. PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. Unless otherwise provided in the resolution establishing a series of Preferred Stock, prior to the issue of any shares of a series so established or to be established, the Board of Directors may, by resolution, amend the relative rights an preferences of the shares of such series, and, after the issue of shares of a series whose number has been designated by the Board of Directors, the resolution establishing the series may be amended by the Board of Directors to increase (but not above the total authorized shares of the class) or to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series.

          The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of stock shall be governed by the following provisions:

          1. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, except if such resolution or resolutions conflict with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation. Said resolution or resolutions may provide for (but not limiting the generally thereof) the following:

          a. The number of shares to constitute each such series, and the designation of each such series.

          b. The dividend rate of each such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of any class or classes of stock, and whether such dividends shall be cumulative or non-cumulative.

          c. Whether the shares of each such series shall be subject to redemption by the Corporation and if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

          d. The terms and amount of any sinking fund provided for the purchase or redemption of the shares of each such series.

          e. Whether or not the shares of each such series shall be convertible into or exchangeable for shares of any other class or classes or any other series of any other class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates of exchange, adjustments, and other terms and conditions of such conversion or exchange.

          f. The extent, if any, to which the holders of the shares of each such series shall be entitled to vote with respect to the election of Directors or otherwise.

          g. The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

          h. The rights of the holders of the shares of each such series upon the dissolution of, or upon the distribution of the assets of, the Corporation.

     2. Except as otherwise required by law and except for such voting powers with respect to the election of Directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting powers whatsoever. Any amendment of the Amended and Restated Certificate of Incorporation of the Corporation which shall increase or decrease the number of authorized shares of any class or classes of stock may be adopted by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote. Together with holders of stock generally entitled to vote, holders of a class of stock are entitled to vote on an amendment to increase or decrease the number of authorized shares of such class (as provided for in the Delaware General Corporation Law).

     FIFTH:  The Corporation shall have perpetual existence.

     SIXTH:

     Part 1. RIGHT TO INDEMNIFICATION. The Corporation shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, each person that such Section grants the Corporation the power to indemnify.

     Part 2. LIMITATION OF LIABILITY. To the fullest extent permitted by the Delaware General Corporation Law (including, without limitation, Section 102(b)(7)), as amended from time to time, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Any repeal or amendment of this Article SIXTH or adoption of any provision of the Amended and Restated Certificate of Incorporation inconsistent with this Article SIXTH shall have prospective effect only and shall not adversely affect the liability of a director of the Corporation with respect to any act or omission occurring at or before the time of such repeal, amendment or adoption of an inconsistent provision.

     SEVENTH: For so long as a class of the Corporation's stock is registered pursuant to the Securities Exchange Act of 1934, as amended, shareholder action shall be taken only at an annual meeting or special meeting of the shareholders and shall not be taken by written consent.

     EIGHTH: The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.


     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on its behalf by its President as of this ____ day of _______________, 2000.

                                    VDI MULTIMEDIA, INC.



                                    By: _______________________
                                        Donald R. Stine
                                        President

                                                                 EXHIBIT C

     THIS AGREEMENT OF MERGER (this "Agreement") is entered into as of the ___ day of _______________, 2000, by and between VDI MultiMedia, Inc., a Delaware corporation (the "Company"), and VMM Merger Corp., a Delaware corporation (the "Merger Sub").

                                       RECITALS

     I. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     II. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     III. Their respective Boards of Directors of Merger Sub and the Company deem advisable for the mutual benefit of Merger Sub and the Company, and their respective shareholders, that Merger Sub be merged with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein and in the Agreement and Plan of Merger among the parties hereto and VDI MultiMedia, a California corporation, dated as of December 6, 1999 (the "Plan of Merger"), and in accordance with the General Corporation Law of the State of Delaware ("DGCL").

     IV. Merger Sub and the Company and their respective Boards of Directors and, to the extent required by applicable law, their respective shareholders, have approved this Agreement and the Plan of Merger.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties agree as follows:

     1. THE MERGER. At the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company in accordance with the DGCL and the separate corporate existence of Merger Sub shall cease. (Merger Sub and the Company are herein sometimes referred to as the "Constituent Corporations," and the Company, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation").

     2. EFFECTIVE TIME. The Merger shall become effective immediately upon the filing of this Agreement, together with appropriate certificates of approval and adoption executed by authorized representatives of each of the Constituent Corporations, with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The date and time of such filing are sometimes referred to herein as the "Effective Time."

     3.   EFFECT OF THE MERGER.  The Merger shall have the effects set forth in
Section 259 of the DGCL.

     4. CERTIFICATE OF INCORPORATION. The Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as EXHIBIT A shall as of and after the Effective Time be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

     5. BY-LAWS. The By-Laws of Merger Sub in effect immediately prior to the Effective Time shall as of and after the Effective Time be the By-Laws of the Surviving Corporation, until thereafter amended as provided by law.

     6. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders thereof:

          (a) Each share of the common stock, no par value per share, of the Company (collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled as provided in Section 6(b) below and Shares to be converted into shares of Surviving Corporation's common equity as provided in Section 6(c) below) shall be canceled and extinguished and shall automatically be converted into the right to receive cash equal to $15.00 per Share (the "Merger Consideration").

          (b) Each Share issued and outstanding immediately prior to the Effective Time which is (i) held by Merger Sub or (ii) held in the treasury of the Company or by any direct or indirect subsidiary of the Company, shall be canceled and retired and cease to exist, without any conversion thereof, and no payment shall be made with respect thereto.

          (c) Each Share issued and outstanding immediately prior to the Effective Time held by the persons identified on Schedule I attached hereto shall be converted into and exchanged for the number and type of the Surviving Corporation's common equity described on Schedule I attached hereto.

          (d) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the number and type of the Surviving Corporation's common equity described on Schedule I attached hereto.

     7. TERMINATION OR ABANDONMENT. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by the mutual written consent of the respective Boards of Directors of the Constituent Corporations. In the event of termination of this Agreement as herein provided, neither the Company nor Merger Sub nor their respective Boards of Directors or shareholders shall be liable to the other or its directors or shareholders except as provided in the Plan of Merger.

     8.   OTHER PROVISIONS.

          (a) Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without giving effect to any conflict of law provisions hereof.

          (b) Entire Agreement. This Agreement and the Plan of Merger contain the entire agreement of the parties hereto and supersede any prior or written or oral agreements between them concerning the subject matter contained herein or therein.

          (c) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers of the date first above written.

                                     VMM MERGER CORP.


                                     By:___________________________
                                        Name:
                                        Title:



                                     VDI MULTIMEDIA, INC.


                                     By:___________________________
                                        Name:
                                        Title:

                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I           THE REORGANIZATION MERGER. . . . . . . . . . . . . . . . . 2
     Section 1.1    The Reorganization Merger. . . . . . . . . . . . . . . . . 2
     Section 1.2    Reorganization Closing . . . . . . . . . . . . . . . . . . 2
     Section 1.3    Reorganization Effective Time. . . . . . . . . . . . . . . 2
     Section 1.4    Subsequent Actions . . . . . . . . . . . . . . . . . . . . 3
     Section 1.5    Certificate of Incorporation . . . . . . . . . . . . . . . 3
     Section 1.6    The Bylaws . . . . . . . . . . . . . . . . . . . . . . . . 3
     Section 1.7    Officers and Directors . . . . . . . . . . . . . . . . . . 3
     Section 1.8    Employee Benefit Plans.. . . . . . . . . . . . . . . . . . 3

ARTICLE II          CONVERSION OR CANCELLATION OF SHARES
                    IN THE REORGANIZATION MERGER . . . . . . . . . . . . . . . 4
     Section 2.1    Conversion or Cancellation of Shares . . . . . . . . . . . 4
     Section 2.2    Transfer of Company Shares After the Reorganization
                    Effective Time . . . . . . . . . . . . . . . . . . . . . . 5
     Section 2.3    Treatment of Options . . . . . . . . . . . . . . . . . . . 5

ARTICLE III         THE ACQUISITION MERGER . . . . . . . . . . . . . . . . . . 5
     Section 3.1    The Acquisition Merger . . . . . . . . . . . . . . . . . . 5
     Section 3.2    Acquisition Closing. . . . . . . . . . . . . . . . . . . . 5
     Section 3.3    Acquisition Effective Time . . . . . . . . . . . . . . . . 6
     Section 3.4    Subsequent Actions . . . . . . . . . . . . . . . . . . . . 6
     Section 3.5    Certificate of Incorporation . . . . . . . . . . . . . . . 6
     Section 3.6    The Bylaws . . . . . . . . . . . . . . . . . . . . . . . . 6
     Section 3.7    Officers and Directors . . . . . . . . . . . . . . . . . . 6

ARTICLE IV          CONVERSION OR CANCELLATION OF SHARES IN THE ACQUISITION
                    MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     Section 4.1    Conversion or Cancellation of Shares . . . . . . . . . . . 7
     Section 4.2    Payment for Company Sub Shares and Stock Options
                    in the Acquisition Merger. . . . . . . . . . . . . . . . . 7
     Section 4.3    Transfer of Company Sub Shares After the Acquisition
                    Effective Time . . . . . . . . . . . . . . . . . . . . . . 9
     Section 4.4    No Liability . . . . . . . . . . . . . . . . . . . . . . . 9
     Section 4.5    Lost Certificates. . . . . . . . . . . . . . . . . . . . . 9

ARTICLE V           REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . . 9
     Section 5.1    Organization and Qualification; Subsidiaries . . . . . . .10
     Section 5.2    Charter Documents and Bylaws . . . . . . . . . . . . . . .10
     Section 5.3    Capitalization . . . . . . . . . . . . . . . . . . . . . .11
     Section 5.4    Authority Relative to this Agreement . . . . . . . . . . .12
     Section 5.5    No Conflict; Required Filings and Consents . . . . . . . .12


                                       i

                                                                            PAGE
                                                                            ----
     Section 5.6    SEC Filings; Financial Statements. . . . . . . . . . . . .13
     Section 5.7    Absence of Certain Changes or Events . . . . . . . . . . .15
     Section 5.8    Intellectual Property. . . . . . . . . . . . . . . . . . .16
     Section 5.9    Material Contracts . . . . . . . . . . . . . . . . . . . .17
     Section 5.10   Environmental Matters. . . . . . . . . . . . . . . . . . .19
     Section 5.11   Benefit Plans. . . . . . . . . . . . . . . . . . . . . . .19
     Section 5.12   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . .21
     Section 5.13   Litigation . . . . . . . . . . . . . . . . . . . . . . . .22
     Section 5.14   Opinion of Financial Advisor . . . . . . . . . . . . . . .23
     Section 5.15   Brokers. . . . . . . . . . . . . . . . . . . . . . . . . .23
     Section 5.16   Properties and Assets. . . . . . . . . . . . . . . . . . .23
     Section 5.17   Compliance with Laws in General. . . . . . . . . . . . . .24
     Section 5.18   Labor Matters. . . . . . . . . . . . . . . . . . . . . . .24
     Section 5.19   Insurance. . . . . . . . . . . . . . . . . . . . . . . . .24
     Section 5.20   Customers and Suppliers. . . . . . . . . . . . . . . . . .25
     Section 5.21   Company Expenses . . . . . . . . . . . . . . . . . . . . .25
     Section 5.22   Required Company Vote. . . . . . . . . . . . . . . . . . .25
     Section 5.23   State Takeover Laws. . . . . . . . . . . . . . . . . . . .26

ARTICLE VI          REPRESENTATIONS AND WARRANTIES OF MERGER SUB . . . . . . .26
     Section 6.1    Organization and Qualification; Subsidiaries . . . . . . .26
     Section 6.2    Certificate of Incorporation and Bylaws. . . . . . . . . .26
     Section 6.3    Authority Relative to this Agreement . . . . . . . . . . .26
     Section 6.4    No Conflict; Required Filings and Consents . . . . . . . .27
     Section 6.5    Ownership of Merger Sub; No Prior Activities . . . . . . .28
     Section 6.6    Litigation . . . . . . . . . . . . . . . . . . . . . . . .28
     Section 6.7    Financing. . . . . . . . . . . . . . . . . . . . . . . . .28
     Section 6.8    Brokers. . . . . . . . . . . . . . . . . . . . . . . . . .28

ARTICLE VII         COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . .28
     Section 7.1    Interim Operations of the Company. . . . . . . . . . . . .28

ARTICLE VIII        ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . .31
     Section 8.1    Meeting of the Shareholders. . . . . . . . . . . . . . . .31
     Section 8.2    Filings; Other Action. . . . . . . . . . . . . . . . . . .32
     Section 8.3    Access . . . . . . . . . . . . . . . . . . . . . . . . . .33
     Section 8.4    Notification of Certain Matters. . . . . . . . . . . . . .33
     Section 8.5    Publicity. . . . . . . . . . . . . . . . . . . . . . . . .33
     Section 8.6    Indemnification. . . . . . . . . . . . . . . . . . . . . .34
     Section 8.7    Obligations of Merger Sub. . . . . . . . . . . . . . . . .35
     Section 8.8    Stock Options. . . . . . . . . . . . . . . . . . . . . . .35
     Section 8.9    Employee Benefit Plans . . . . . . . . . . . . . . . . . .37


                                       ii

                                                                            PAGE
                                                                            ----
     Section 8.10   No Solicitation of Transactions. . . . . . . . . . . . . .37
     Section 8.11   Third Party Standstill Agreements. . . . . . . . . . . . .39
     Section 8.12   Consents.. . . . . . . . . . . . . . . . . . . . . . . . .39
     Section 8.13   SEC Reports. . . . . . . . . . . . . . . . . . . . . . . .39
     Section 8.14   Delisting. . . . . . . . . . . . . . . . . . . . . . . . .39
     Section 8.15   Actions Respecting Commitment Letters; Financing,
                    Notification.. . . . . . . . . . . . . . . . . . . . . . .39
     Section 8.16   Financial Statements.. . . . . . . . . . . . . . . . . . .40
     Section 8.17   Shareholders Agreement.. . . . . . . . . . . . . . . . . .40
     Section 8.18   State Takeover Laws. . . . . . . . . . . . . . . . . . . .41

ARTICLE IX          CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . .41
     Section 9.1    Conditions to the Obligations of Each Party. . . . . . . .41
     Section 9.2    Additional Conditions to the Acquisition Merger. . . . . .41
     Section 9.3    Conditions to the Obligations of Merger Sub.   . . . . . .41
     Section 9.4    Conditions to the Obligations of the Company and
                    Company Sub.   . . . . . . . . . . . . . . . . . . . . . .43

ARTICLE X           TERMINATION. . . . . . . . . . . . . . . . . . . . . . . .44
     Section 10.1   Termination by Mutual Consent. . . . . . . . . . . . . . .44
     Section 10.2   Termination by Either Merger Sub or the Company. . . . . .44
     Section 10.3   Termination by Merger Sub. . . . . . . . . . . . . . . . .44
     Section 10.4   Termination by the Company . . . . . . . . . . . . . . . .45
     Section 10.5   Effect of Termination and Abandonment. . . . . . . . . . .46

ARTICLE XI          MISCELLANEOUS; GENERAL . . . . . . . . . . . . . . . . . .46
     Section 11.1   Payment of Expenses. . . . . . . . . . . . . . . . . . . .46
     Section 11.2   Survival . . . . . . . . . . . . . . . . . . . . . . . . .47
     Section 11.3   Modification or Amendment. . . . . . . . . . . . . . . . .48
     Section 11.4   Counterparts . . . . . . . . . . . . . . . . . . . . . . .48
     Section 11.5   Governing Law. . . . . . . . . . . . . . . . . . . . . . .48
     Section 11.6   Notices. . . . . . . . . . . . . . . . . . . . . . . . . .48
     Section 11.7   Entire Agreement, etc. . . . . . . . . . . . . . . . . . .49
     Section 11.8   Captions . . . . . . . . . . . . . . . . . . . . . . . . .49
     Section 11.9   Certain Definitions. . . . . . . . . . . . . . . . . . . .49
     Section 11.10  No Third Party Beneficiaries.. . . . . . . . . . . . . . .49
     Section 11.11  Company Disclosure Schedule. . . . . . . . . . . . . . . .49

                           GLOSSARY OF DEFINED TERMS

Defined Term                                     Position of Definition
------------                                     -----------------------

Acquisition Agreement of Merger                        Section 3.1
Acquisition Closing                                    Section 3.2
Acquisition Constituent Corporations                   Preamble
Acquisition Effective Time                             Section 3.3
Acquisition Merger                                     Recitals
affiliate                                              Section 4.1(a)
Agreement                                              Preamble
Bain                                                   Recitals
Bain Commitment Letter                                 Recitals
Benefit Plans                                          Section 5.11(c)
Certificates                                           Section 4.2(b)
Claim                                                  Section 8.6(b)
Class A Common                                         Section 4.1(c)
Class L Common                                         Section 4.1(c)
Closing                                                Section 3.2
Code                                                   Section 5.11(c)
Commitment Letters                                     Section 6.7
Common Stock                                           Recitals
Company                                                Preamble
Company Disclosure Schedule                            Article V Preamble
Company Material Adverse Effect                        Section 5.1
Company Representatives                                Section 8.10(a)
Company Sub                                            Preamble
Company Sub Common Stock                               Section 2.1(a)
Company Sub Shares                                     Section 4.1(a)
Company Subsidiary                                     Section 5.1
Competing Transaction                                  Section 8.10(b)
Computer Systems                                       Section 5.8(b)
Confidentiality Agreement                              Section 8.3
Conversion Schedule                                    Section 4.1(c)
CGCL                                                   Section 1.3
COBRA                                                  Section 5.11(f)
DGCL                                                   Section 1.1
Debt Commitment Letters                                Section 6.7
Dissenting Shareholder                                 Section 2.1(c)
Dissenting Shares                                      Section 2.1(c)
Effective Time                                         Section 3.3
Environmental Laws                                     Section 5.10
ERISA                                                  Section 5.11(b)
Exchange Act                                           Section 5.5(b)


                                      iv

Exchange Fund                                          Section 4.2(a)
Expenses                                               Section 11.1(a)
Financing                                              Section 8.16
Governmental Authority                                 Section 5.5(b)
HSR Act                                                Section 5.5(b)
Indemnified Parties                                    Section 8.6(b)
Intellectual Property                                  Section 5.8(a)
Law                                                    Section 5.5(a)
Liens                                                  Section 5.5(a)
Material Contracts                                     Section 5.9(b)
Mergers                                                Recitals
Merger Consideration                                   Section 4.1(a)
Merger Sub                                             Preamble
Merger Sub Companies                                   Section 4.1(a)
Merger Sub Material Adverse Effect                     Section 6.1
Multiemployer Pension Plans                            Section 5.11(b)
NASDAQ/NMS                                             Section 5.5(b)
Non-Plan Options                                       Section 8.8
Option Consideration                                   Section 8.8(c)
Options                                                Section 5.3(a)
Option Plans                                           Section 5.3(a)
Paying Agent                                           Section 4.2(a)
Payment Fund                                           Section 4.2(a)
Pension Plans                                          Section 5.11(b)
Plan Options                                           Section 8.8(c)
Plans                                                  Section 5.3
Proxy Statement                                        Section 8.1(b)
Reorganization Agreement of Merger                     Section 1.1
Reorganization Closing                                 Section 1.2
Reorganization Constituent Corporations                Preamble
Reorganization Effective Time                          Section 1.3
Reorganization Merger                                  Recitals
Reorganization Surviving Corporation                   Section 1.1
Representatives                                        Section 8.3
Rollover Shares                                        Section 4.1(a)
Rollover Shareholder                                   Recitals
SEC                                                    Section 5.6(a)
SEC Reports                                            Section 5.6(a)
Securities Act                                         Section 5.6(a)
Shares                                                 Section 2.1(a)
Shareholders Agreement                                 Recitals
Shareholders Meeting                                   Section 8.1(a)
Substitute Debt Financing                              Section 8.15(b)
Superior Proposal                                      Section 8.10(c)

Surviving Corporation                                  Section 3.1
Terminating Company Breach                             Section 10.3(a)
Terminating Merger Sub Breach                          Section 10.4(a)
Transactions                                           Recitals
5% Shareholder                                         Section 5.9(e)
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